UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
____________________________________________

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Facebook, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1601 Willow Road
Menlo Park, California 94025
April 13, 2018
To Our Stockholders:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders (Annual Meeting) of Facebook, Inc. to be held at the Hotel Nia, located at 200 Independence Drive, Menlo Park, California 94025, on May 31, 2018, at 11:00 a.m. Pacific Time.
The matters expected to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
You may cast your vote over the Internet, by telephone, or by completing and mailing a proxy card to ensure that your shares will be represented. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.
We look forward to seeing you at the Annual Meeting.
Mark Zuckerberg
Chairman and Chief Executive Officer
Menlo Park, California
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 31, 2018: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

Facebook, Inc.
1601 Willow Road
Menlo Park, California 94025
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2018

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (Annual Meeting) of Facebook, Inc. will be held at the Hotel Nia, located at 200 Independence Drive, Menlo Park, California 94025, on May 31, 2018, at 11:00 a.m. Pacific Time.
We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement accompanying this Notice:
1. To elect the following nine directors, all of whom are currently serving on our board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal:
Marc L. Andreessen
Erskine B. Bowles
Kenneth I. Chenault
Susan D. Desmond-Hellmann
Reed Hastings
Jan Koum
Sheryl K. Sandberg
Peter A. Thiel
Mark Zuckerberg
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
3. To consider and vote upon six stockholder proposals, if properly presented.
4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
Only stockholders of record at the close of business on April 6, 2018 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,
Mark Zuckerberg
Chairman and Chief Executive Officer
Menlo Park, California
Whether or not you expect to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you received in the mail.

Facebook, Inc.
1601 Willow Road
Menlo Park, California 94025
PROXY STATEMENT
April 13, 2018
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What are proxy materials?
The accompanying proxy is delivered and solicited on behalf of the board of directors of Facebook, Inc., a Delaware corporation, in connection with the 2018 Annual Meeting of Stockholders (Annual Meeting) to be held at the Hotel Nia, located at 200 Independence Drive, Menlo Park, California 94025, on May 31, 2018, at 11:00 a.m. Pacific Time. The Notice of Internet Availability of Proxy Materials (Notice), proxy statement and form of proxy are being distributed and made available on the Internet on or about April 13, 2018. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (SEC) rules and is designed to assist you in voting your shares. The proxy materials include this proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2017 (Annual Report), and the proxy card or a voting instruction card for the Annual Meeting (Proxy Materials).

2.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial stockholders as of April 6, 2018, which is the record date for the Annual Meeting.

3.	How can I access the proxy materials over the Internet?
The Notice and proxy card or voting instruction card included with the Proxy Materials will contain instructions on how to view the proxy materials on the Internet. Electronic copies of this proxy statement and the Annual Report are available at www.proxyvote.com.

4.	How can I sign up for the electronic proxy delivery service?
The Notice and proxy card or voting instruction card included with the Proxy Materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

5.	I share an address with another stockholder. Why did we receive only one copy of the Proxy Materials and how may I obtain an additional copy of the Proxy Materials?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," is intended to provide extra convenience for stockholders and cost savings for companies.
We and a number of brokers with account holders who are our stockholders will be householding our Proxy Materials. We will deliver a single set of Proxy Materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of Proxy

Materials, or if you are receiving multiple sets of Proxy Materials and would like to receive only one, please notify your broker, bank or other nominee if you are a beneficial stockholder or notify us if you are a registered stockholder. Registered stockholders can notify us by sending a written request to Facebook, Inc., c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will promptly deliver any additional Proxy Materials requested.

6.	What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal One: the election of nine directors;

•	Proposal Two: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	Proposal Three: a stockholder proposal regarding change in stockholder voting;

•	Proposal Four: a stockholder proposal regarding a risk oversight committee;

•	Proposal Five: a stockholder proposal regarding simple majority vote;

•	Proposal Six: a stockholder proposal regarding a content governance report;

•	Proposal Seven: a stockholder proposal regarding median pay by gender; and

•	Proposal Eight: a stockholder proposal regarding tax principles.
The six stockholder proposals (Proposals Three through Eight) are hereinafter referred to as the "Stockholder Proposals." Other than the proposals described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting.
7.    How does the board of directors recommend I vote on these proposals?

•	"FOR" the election of each director nominee;

•	"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•	"AGAINST" each of the six Stockholder Proposals (Proposals Three through Eight).

8.	Who is entitled to vote at the Annual Meeting?
Only holders of record of our Class A common stock and Class B common stock at the close of business on April 6, 2018, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 6, 2018, we had 2,402,252,105 shares of Class A common stock outstanding and 497,109,047 shares of Class B common stock outstanding and entitled to vote. Holders of our Class A common stock are entitled to one vote for each share held as of the above record date. Holders of our Class B common stock are entitled to ten votes for each share held as of the above record date. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters described in this proxy statement.
A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum exists if stockholders holding at least a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote are present at the Annual Meeting in person or represented by proxy. Dissenters' rights are not applicable to any of the matters being voted upon at the Annual Meeting.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), you are considered the stockholder of record with respect to those shares, and the Proxy Materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name" and the Proxy Materials were forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. If you are a beneficial stockholder, your broker or nominee will provide voting instructions for you to use.

9.	What votes are required to approve each of the proposals?
For Proposal One, directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the nine nominees receiving the highest number of affirmative votes will be elected.
Approval of Proposals Two through Eight requires the affirmative "FOR" vote of a majority of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) properly cast "FOR" or "AGAINST" each such proposal.

10.	How are broker non-votes and abstentions counted?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on "routine" matters. Where a proposal is not "routine," a broker who has not received instructions from its clients does not have discretion to vote its clients' uninstructed shares on that proposal. At our Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Proposal Two) is considered a routine matter. All other proposals are considered "non-routine," and your broker will not have discretion to vote on these proposals.
Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients' shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters, as discussed above.

11.	Can I vote in person at the Annual Meeting?
For stockholders with shares registered in the name of a broker, bank or other nominee, you will need to obtain a legal proxy from the broker, bank, or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders with shares registered directly in their names with Computershare, you may vote your shares in person at the Annual Meeting.

12.	How can I attend the Annual Meeting?
Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 9:30 a.m. Pacific Time, and the Annual Meeting will begin at 11:00 a.m. Pacific Time.
Register in Advance

We encourage you to RSVP for the Annual Meeting and print your admission ticket at www.proxyvote.com. You will need the 16-digit control number printed on the Proxy Materials. On the day of the meeting, you will be required to present a valid government photo identification along with the admission ticket. Please register by May 29, 2018.

Register at the Annual Meeting

To register at the Annual Meeting, please bring the following documents:

1.	Valid government photo identification, such as a driver's license or passport; and

2.
Beneficial stockholders holding their shares through a broker, bank, or other nominee will need to bring proof of beneficial ownership as of April 6, 2018, the record date, such as their most recent account statement reflecting their stock ownership prior to April 6, 2018, a copy of the voting instruction card provided by their broker, bank, or other nominee, or similar evidence of ownership.

Use of cameras, recording devices, computers, and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.
Please allow ample time for check-in. Parking may be limited. For security reasons, stockholders should be prepared to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.

13.	Can I vote by telephone or Internet?
For beneficial stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program that offers telephone and Internet voting options. Stockholders should refer to the voting instruction form provided by their brokerage firm or bank for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with Computershare will also be able to vote by telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions, and to confirm that stockholders' instructions have been recorded properly.
The accompanying proxy card provides instructions on how to vote via the Internet or by telephone.

14.	How will my proxy be voted?
The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the Annual Meeting. Stockholders are requested to vote via the Internet or by telephone, or, if you requested to receive printed proxy materials, by completing, dating, and signing the accompanying proxy and promptly returning it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be voted in accordance with the recommendation of our board of directors set forth in this proxy statement: in the case of the election of directors, as a vote "FOR" the election of all nominees presented by the board of directors; in the case of the ratification of Ernst & Young LLP as our independent registered public accounting firm, as a vote "FOR" such ratification; and in the case of each of the six Stockholder Proposals, as a vote "AGAINST" each such proposal. In the event that sufficient votes for the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present.

15.	How do I change or revoke my proxy?
Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attendance at the Annual Meeting and voting in person. Please note, however, that if you are a beneficial stockholder and you wish to change or revoke your proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares in person at the Annual Meeting, by attendance at the Annual Meeting and voting in person.

16.	Who will tabulate the votes?
We have designated a representative of the Veaco Group as the Inspector of Elections who will tabulate the votes.

17.	How can I make proposals or make a nomination for director for next year's annual meeting?
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated bylaws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2019, the proposal or nomination must be received by us at our principal executive offices no later than December 14, 2018. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2019 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between close of business January 31, 2019 and close of business March 1, 2019 and comply with the other provisions of our amended and restated bylaws.

18.	Who pays for the expenses of solicitation?
The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the Proxy Materials and other soliciting materials, we or our agents may also solicit proxies in person, by telephone, or email. Following the original mailing of the Proxy Materials and other soliciting materials, we will request that banks, brokers, custodians, nominees, and other record holders of our Class A common stock and Class B common stock forward copies of the Proxy Materials and other soliciting materials to persons for whom they hold shares of Class A common stock and Class B common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees, and other record holders for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet service providers, which must be borne by the stockholder.
* * *

EXECUTIVE OFFICERS, DIRECTORS, AND CORPORATE GOVERNANCE
The following table provides information regarding our executive officers and directors as of March 31, 2018:

Name	Age	Position(s)
Mark Zuckerberg	33	Chairman and Chief Executive Officer
Sheryl K. Sandberg	48	Chief Operating Officer and Director
David M. Wehner	49	Chief Financial Officer
Christopher K. Cox	35	Chief Product Officer
David B. Fischer	45	Vice President, Business and Marketing Partnerships
Mike Schroepfer	43	Chief Technology Officer
Colin S. Stretch	48	Vice President and General Counsel
Marc L. Andreessen(1)(2)	46	Director
Erskine B. Bowles(1)	72	Director
Kenneth I. Chenault	66	Director
Susan D. Desmond-Hellmann*(1)	60	Director
Reed Hastings(2)	57	Director
Jan Koum	42	Director
Peter A. Thiel(2)	50	Director
__________________________________________

*	Lead Independent Director

(1)	Member of the audit committee

(2)	Member of the compensation & governance committee

Mark Zuckerberg is our founder and has served as our Chief Executive Officer (CEO) and as a member of our board of directors since July 2004. Mr. Zuckerberg has served as Chairman of our board of directors since January 2012. Mr. Zuckerberg attended Harvard University where he studied computer science. We believe that Mr. Zuckerberg should serve as a member of our board of directors due to the perspective and experience he brings as our founder, Chairman, and CEO, and as our largest and controlling stockholder.
Sheryl K. Sandberg has served as our Chief Operating Officer (COO) since March 2008 and as a member of our board of directors since June 2012. From November 2001 to March 2008, Ms. Sandberg served in various positions at Google, Inc., most recently as Vice President, Global Online Sales & Operations. Ms. Sandberg also is a former Chief of Staff of the U.S. Treasury Department and previously served as a consultant with McKinsey & Company, a management consulting company, and as an economist with The World Bank. In addition to serving as our COO, Ms. Sandberg has been a member of the board of directors of SurveyMonkey since July 2015. Ms. Sandberg previously served as a member of the boards of directors of Starbucks Corporation from March 2009 to March 2012 and the Walt Disney Company from March 2010 to March 2018. Ms. Sandberg holds an A.B. in economics from Harvard University and an M.B.A. from Harvard Business School. We believe that Ms. Sandberg should serve as a member of our board of directors due to the perspective and experience she brings as our COO.
David M. Wehner has served as our Chief Financial Officer (CFO) since June 2014. Mr. Wehner joined us in November 2012 as our Vice President, Corporate Finance and Business Planning. From August 2010 until November 2012, Mr. Wehner served as Chief Financial Officer at Zynga Inc., a provider of social game services. From February 2001 to July 2010, Mr. Wehner served in various positions at Allen & Company, an investment bank, including as a Managing Director from November 2006 to July 2010 and as a director from December 2005 to November 2006. Mr. Wehner holds a B.S. in chemistry from Georgetown University and an M.S. in applied physics from Stanford University.
Christopher K. Cox has served in various positions with us since October 2005, most recently as our Chief Product Officer (CPO). Mr. Cox joined us as a software engineer and helped build the first versions of key Facebook features, including News Feed. Mr. Cox holds a B.S. in symbolic systems with a concentration in artificial intelligence from Stanford University.
David B. Fischer has served in various positions with us since April 2010, most recently as our Vice President, Business and Marketing Partnerships. From July 2002 to March 2010, Mr. Fischer served in various positions at Google, including most recently as its Vice President, Global Online Sales & Operations. Prior to joining Google, Mr. Fischer served as Deputy Chief of Staff of the U.S. Treasury Department and was an associate editor at the U.S. News & World Report, L.P., a news magazine company. Mr. Fischer holds a B.A. in government from Cornell University and an M.B.A. from the Stanford University Graduate School of Business.
Mike Schroepfer has served in various positions with us since September 2008, most recently as our Chief Technology Officer (CTO). From December 2005 to August 2008, Mr. Schroepfer served as Vice President of Engineering at Mozilla Corporation, an Internet company. Prior to Mozilla, Mr. Schroepfer served in various positions at Sun Microsystems, Inc., an information technology company, including as Chief Technology Officer of its data center automation division. He also co-founded CenterRun, Inc., a developer of application provisioning software, which was acquired by Sun Microsystems. In addition to serving as our CTO, Mr. Schroepfer previously served as a member of the board of directors of Ancestry.com Inc. from January 2011 to December 2012. Mr. Schroepfer holds a B.S. and an M.S. in computer science from Stanford University.
Colin S. Stretch has served as our Vice President and General Counsel since July 2013 and was our Secretary from July 2013 to February 2016. Mr. Stretch first joined us in February 2010 as Deputy General Counsel. From 2002 to 2010, Mr. Stretch was a partner at Kellogg Huber Hansen Todd Evans & Figel, PLLC, a law firm. Earlier in his career, Mr. Stretch served as a law clerk for U.S. Supreme Court Justice Stephen Breyer and for Judge Laurence Silberman of the U.S. Court of Appeals for the D.C. Circuit. Mr. Stretch holds an A.B. in government from Dartmouth College and a J.D. from Harvard Law School.
Marc L. Andreessen has served as a member of our board of directors since June 2008. Mr. Andreessen is a co-founder and has been a General Partner of Andreessen Horowitz, a venture capital firm, since July 2009. Previously, Mr. Andreessen co-founded and served as the Chairman of the board of directors of Opsware, Inc. (formerly known as Loudcloud Inc.), a software company. He also served as Chief Technology Officer of America Online, Inc., an Internet services company. Mr. Andreessen was a co-founder of Netscape Communications Corporation, a software company, serving in various positions, including Chief Technology Officer and Executive Vice President of Products. In addition to serving on our board of directors, Mr. Andreessen currently serves as a member of the boards of directors of several private companies. Mr. Andreessen previously served as a member of the boards of directors of eBay Inc. from September 2008 to October 2014, Hewlett-Packard Company from September 2009 to October 2015, and Hewlett Packard Enterprise Company from November 2015 to April 2018. Mr. Andreessen holds a B.S. in computer science from the University of Illinois at Urbana-Champaign. We believe that Mr. Andreessen should serve as a member of our board of directors due to his extensive experience as an Internet entrepreneur, venture capitalist, and technologist.
Erskine B. Bowles has served as a member of our board of directors since September 2011. Mr. Bowles is President Emeritus of the University of North Carolina and served as President from January 2006 through December 2010. Mr. Bowles has also been a Senior Advisor and non-executive vice chairman of BDT Capital Partners, LLC, a private investment firm, since January 2012. From February 2010 until December 2010, he served as Co-Chair of the National Commission on Fiscal Responsibility and Reform. Mr. Bowles was Managing Director of Carousel Capital LLC, a private investment firm, from 1999 to 2001, and was a Senior Advisor for the firm from 2001 to 2015. He was also a partner of Forstmann Little & Co., an investment firm, from 1999 to 2001. Mr. Bowles began his career in corporate finance at Morgan Stanley & Co. LLC and subsequently helped found and ultimately served as Chairman and Chief Executive Officer of Bowles Hollowell Connor & Co., an investment banking firm. He also was a founder of Kitty Hawk Capital, a venture capital firm. Mr. Bowles served as White House Chief of Staff from 1996 to 1998 and Deputy White House Chief of Staff from 1994 to 1995. In addition to serving on our board of directors, Mr. Bowles currently serves as a member of the board of directors of Norfolk Southern Corporation. Mr. Bowles also served as a member of the board of directors of General Motors Company from June 2005 to April 2009, Cousins Properties Incorporated from August 2003 to May 2012, Belk, Inc. from May 2011 to November 2015, and Morgan Stanley from December 2005 to February 2018. Mr. Bowles holds a B.S. in business from the University of North Carolina at Chapel Hill and an M.B.A. from Columbia University Graduate School of Business. We believe that Mr. Bowles should serve as a member of our board of directors due to his extensive experience in the financial services industry and academia as well as his distinguished public service.
Kenneth I. Chenault has served as a member of our board of directors since February 2018. Mr. Chenault has served as Chairman and a Managing Director of General Catalyst, a venture capital firm, since February 2018. Mr. Chenault previously served as Chief Executive Officer of American Express Company, a financial services company, from January 2001 to February 2018, and as Chairman of American Express Company from April 2001 to February 2018. Mr. Chenault joined American Express in 1981 as Director of Strategic Planning and served subsequently in a number of increasingly senior positions, including Vice Chairman and President and Chief Operating Officer, until his appointment as Chief Executive Officer. Mr. Chenault also serves on the boards of directors of International Business Machines Corporation and The Procter

& Gamble Company. Mr. Chenault holds a B.A. in history from Bowdoin College and a J.D. from Harvard Law School. We believe that Mr. Chenault should serve as a member of our board of directors due to his extensive experience in the financial services industry and in management of a large multinational company.
Susan D. Desmond-Hellmann has served as a member of our board of directors since March 2013. Dr. Desmond-Hellmann has served as the Chief Executive Officer of the Bill & Melinda Gates Foundation since May 2014. Prior to the Bill & Melinda Gates Foundation, Dr. Desmond-Hellmann was the Chancellor at University of California, San Francisco (UCSF) from August 2009 to May 2014. From 2004 through 2009, Dr. Desmond-Hellmann served as President of Product Development at Genentech, where she was responsible for pre-clinical and clinical development, business development, and product portfolio management. She joined Genentech in 1995. Prior to joining Genentech, Dr. Desmond-Hellmann was associate director of clinical cancer research at Bristol-Myers Squibb Pharmaceutical Research Institute. In addition to serving on our board of directors, Dr. Desmond-Hellmann previously served as a member of the board of directors of The Procter & Gamble Company from December 2010 until October 2016. Dr. Desmond-Hellmann holds a B.S. in pre-med and an M.D. from the University of Nevada, Reno, and an M.P.H. from the University of California, Berkeley. We believe Dr. Desmond-Hellmann should serve as a member of our board of directors due to her extensive leadership and technology experience.
Reed Hastings has served as a member of our board of directors since June 2011. Mr. Hastings has served as the Chief Executive Officer and Chairman of the board of directors of Netflix, Inc., a provider of an Internet subscription service for movies and television shows, since 1999. Prior to Netflix, Mr. Hastings served as Chief Executive Officer of Technology Network, a political service organization for the technology industry. Mr. Hastings served as Chief Executive Officer of Pure Atria Software, a maker of software development tools, from 1991 until it was acquired by Rational Software Corporation in 1997. Mr. Hastings previously served as a member of the board of directors of Microsoft Corporation from March 2007 to November 2012. Mr. Hastings holds a B.A. in mathematics from Bowdoin College and an M.S.C.S. in computer science from Stanford University. We believe that Mr. Hastings should serve as a member of our board of directors due to his extensive experience with technology companies.
Jan Koum has served as a member of our board of directors since October 2014. Since February 2009, Mr. Koum has served and continues to serve as co-founder and Chief Executive Officer of WhatsApp Inc. (WhatsApp), a cross-platform mobile messaging application company and our wholly-owned subsidiary. Mr. Koum attended San Jose State University where he studied math and computer science. Mr. Koum left San Jose State University before achieving a degree. We believe that Mr. Koum should serve as a member of our board of directors due to the perspective and experience he brings as the co-founder and Chief Executive Officer of WhatsApp.
Peter A. Thiel has served as a member of our board of directors since April 2005. Mr. Thiel has served as President of Thiel Capital, an investment firm, since 2011 and a Partner of Founders Fund, a venture capital firm, since 2005. In 1998, Mr. Thiel co-founded PayPal, Inc., an online payment company, where he served as Chief Executive Officer, President, and Chairman of its board of directors from 2000 until its acquisition by eBay in 2002. Mr. Thiel holds a B.A. in philosophy from Stanford University and a J.D. from Stanford Law School. We believe that Mr. Thiel should serve as a member of our board of directors due to his extensive experience as an entrepreneur and venture capitalist, and as one of our early investors.
Executive Officers
Our executive officers are designated by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Board of Directors
Our board of directors may establish the authorized number of directors from time to time by resolution. The current authorized number of directors is nine. Our current directors, if elected, will continue to serve as directors until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.
Our board of directors held five meetings during 2017. In 2017, no member of our board of directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the board of directors on which such director served (held during the period that such director served). Members of our board of directors are invited and encouraged to attend each annual meeting of stockholders. Four directors attended our 2017 Annual Meeting of Stockholders.

Board Leadership Structure
Mark Zuckerberg, our founder and CEO, serves as Chairman of our board of directors, presides over meetings of the board of directors, and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our board of directors. Mr. Zuckerberg brings valuable insight to our board of directors due to the perspective and experience he brings as our founder and CEO, and as our largest and controlling stockholder. Dr. Desmond-Hellmann currently serves as our Lead Independent Director and presides over portions of regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chairman and the independent directors, and performs such additional duties as the board of directors may otherwise determine and delegate. Generally, each regular meeting of our board of directors includes a meeting of our independent directors without management present.
Controlled Company Status
Because Mr. Zuckerberg controls a majority of our outstanding voting power, we are a "controlled company" under the corporate governance rules of The Nasdaq Stock Market LLC (Nasdaq). Therefore, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and to have the full board of directors be directly responsible for nominating members of our board.
Director Independence
The rules of Nasdaq generally require that a majority of the members of a listed company's board of directors be independent. In addition, the Nasdaq rules generally require that, subject to specified exceptions, each member of a listed company's audit, compensation, and governance committees be independent. Although we are a "controlled company" under the corporate governance rules of Nasdaq and, therefore, are not required to comply with certain rules requiring director independence, we have nevertheless opted, under our corporate governance guidelines, to have a majority of the members of our board of directors be independent.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the rules of Nasdaq. Our board of directors has also determined that Messrs. Andreessen and Bowles, and Dr. Desmond-Hellmann, who comprise our audit committee, and Messrs. Andreessen, Hastings, and Thiel, who comprise our compensation & governance committee, satisfy the independence standards for those committees established by applicable SEC rules and Nasdaq rules. With respect to the independence of Mr. Andreessen, Dr. Desmond-Hellmann and Mr. Hastings, our board of directors considered that OfferUp, Inc., of which Mr. Andreessen may be deemed a significant stockholder in 2017, the Bill and Melinda Gates Foundation (the Gates Foundation), of which Dr. Desmond-Hellmann is the Chief Executive Officer, and Netflix, Inc., of which Mr. Hastings is the Chief Executive Officer and Chairman of the board of directors, purchased and received credits to purchase advertising from us in the ordinary course of business pursuant to our standard terms and conditions, including through a competitive bid auction. Additionally, our board of directors considered that we partnered with the Gates Foundation in November 2017 as part of our Giving Tuesday campaign to contribute matching donations made on Facebook to non-profits, and that the Gates Foundation may collaborate with the Chan Zuckerberg Initiative from time to time on various philanthropic initiatives. With regard to Mr. Andreessen, Dr. Desmond-Hellmann and Mr. Hastings, our board of directors determined that such arrangements, transactions, or relationships do not interfere with the exercise of independent judgment by these directors in carrying out their responsibilities as our directors.
Classified Board
So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of our common stock, we will not have a classified board of directors, and all directors will be elected for annual terms. As of the close of business on April 6, 2018, the outstanding shares of our Class B common stock represented a majority of the combined voting power of our common stock.

However, our restated certificate of incorporation and our amended and restated bylaws provide that when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. At such time, our directors will be assigned by the then-current board of directors to a class. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director's term continues until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.
In addition, when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock and we have a classified board, only our board of directors may fill vacancies on our board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.
The classification of our board of directors, if implemented, may have the effect of delaying or preventing changes in our control or management.
Board Committees
Our board of directors has established an audit committee and a compensation & governance committee, each of which have the composition and responsibilities described below. Members serve on these committees until their resignations or until otherwise determined by our board of directors. Each of these committees has a written charter. Current copies of the charters of the audit committee and compensation & governance committee are available on our website at http://investor.fb.com/governance.cfm.
From time to time, the board of directors may also establish ad hoc committees to address particular matters.
Audit Committee
Our audit committee is comprised of Messrs. Andreessen and Bowles, and Dr. Desmond-Hellmann. Mr. Bowles is the chairman of our audit committee, is our audit committee financial expert, as that term is defined under SEC rules, and possesses financial sophistication as defined under the rules of Nasdaq. The designation does not impose on Mr. Bowles any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our board of directors has adopted a charter for our audit committee. As more fully described in its charter, our audit committee is directly responsible for, among other things:

•	selecting the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	developing procedures to enable submission of anonymous concerns about accounting or auditing matters;

•	considering the adequacy of our internal accounting controls and audit procedures;

•	reviewing related party transactions;

•	reviewing our program for promoting and monitoring compliance with applicable legal and regulatory requirements;

•	reviewing our legal, financial, and enterprise risk exposures, and the steps management has taken to monitor and control such exposures;

•	pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm; and

•	overseeing our internal audit function.
During 2017, the audit committee met in person or by telephone or videoconference, or acted by unanimous written consent, ten times.
Compensation & Governance Committee
Our compensation & governance committee is comprised of Messrs. Andreessen, Hastings, and Thiel. Mr. Hastings is the chairman of our compensation & governance committee. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. Our board of directors has adopted a charter for our compensation & governance committee. As more fully described in its charter, our compensation & governance committee is responsible for, among other things:

•	evaluating the performance of our executive officers;

•	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs maintained by us;

•	administering our equity-based compensation plans and our annual bonus plan;

•	considering and making recommendations regarding non-employee director compensation;

•	considering and making recommendations to our board of directors regarding its remaining responsibilities relating to executive compensation;

•	monitoring succession planning for certain of our key executives;

•	developing and recommending corporate governance guidelines and policies;

•	overseeing the evaluation process for our board of directors and committees thereof;

•	reviewing and granting proposed waivers of the code of conduct for executive officers; and

•
advising our board of directors on corporate governance matters and board of director performance matters, including recommendations regarding the structure and composition of our board of directors and committees thereof.

The charter for our compensation & governance committee allows the committee from time to time to delegate its authority to subcommittees and to our officers, as it may be deemed necessary or appropriate. In December 2013, our compensation committee (which was the predecessor to our compensation & governance committee) authorized the formation and delegation of certain authority to an equity subcommittee, which is now a subcommittee of the compensation & governance committee. The current members of the equity subcommittee are Ms. Sandberg and Mr. Wehner, and the members, acting either individually or jointly, have the authority to review and approve grants of restricted stock units (RSUs) to employees and consultants, other than to directors and our executive officers. The compensation & governance committee has not adopted a written charter for the equity subcommittee.
During 2017, the compensation & governance committee met in person or by telephone or videoconference, or acted by unanimous written consent, ten times.
During 2017, the equity subcommittee of the compensation & governance committee met in person or by telephone or videoconference, or acted by written consent, fourteen times.
Policy Regarding Nominations
The policy of our board of directors is to encourage the selection of directors who will contribute to our mission to give people the power to build community and bring the world closer together. Our board of directors is responsible for identifying and nominating members for election to our board of directors. The board of directors considers recommendations from directors, stockholders, and others as it deems appropriate, including our founder, Chairman, CEO, and controlling stockholder, Mr. Zuckerberg. Our board of directors may review from time to time the appropriate skills and characteristics desired of members of the board of directors, including the appropriate role of diversity. In evaluating potential candidates for nomination, our board of directors considers these factors in the light of the specific needs of the board of directors at that time and shall also consider advice and recommendations from our compensation & governance committee and from Mr. Zuckerberg.
The board of directors does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the annual meeting must comply with certain procedures. We explain the procedures for nominating a director candidate at next year's annual meeting in "Questions and Answers About the Proxy Materials and the Annual Meeting—How can I make proposals or make a nomination for director for next year's annual meeting?"
Board Role in Risk Oversight
Our board of directors as a whole has responsibility for overseeing our risk management and believes that a thorough and strategic approach to risk oversight is critical. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by regular reports from our management team, including senior personnel that lead a variety of functions across the business, and from our internal audit department, as well as input from external advisors, as appropriate. These reports are designed to provide timely visibility to the board of directors and its committees about the identification and assessment of key risks, our risk mitigation strategies, and ongoing developments.
The full board of directors has primary responsibility for evaluating strategic and operational risk management, and for CEO succession planning. Our audit committee has the responsibility for overseeing our major financial, legal, and regulatory risk exposures, which span a variety of areas including litigation, regulatory compliance, reputational and policy matters, platform integrity efforts, financial reporting, cybersecurity, and international operations. Our audit committee also oversees the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk and related compliance efforts. Finally, our audit committee oversees our internal audit function. Our compensation & governance committee evaluates risks arising from our corporate governance and compensation policies and practices, as more fully described in "Executive Compensation—Compensation Discussion and Analysis—Compensation Risk Assessment." The audit committee and the compensation & governance committee provide reports to the full board of directors regarding these and other matters.
Compensation & Governance Committee Interlocks and Insider Participation
During 2017, our compensation & governance committee consisted of Messrs. Andreessen, Hastings, and Thiel. None of them has at any time in the last fiscal year been one of our officers or employees. Moreover, none of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation & governance committee during 2017.
Director Compensation
Non-Employee Director Compensation Arrangements
Each non-employee member of our board of directors receives an annual retainer fee of $50,000. In addition, members of our audit committee (other than the chair) receive an annual retainer fee of $20,000, and the chair of our audit committee receives an annual retainer fee of $50,000.
In December 2017, based on the recommendation of our compensation & governance committee with assistance from its independent compensation consultant, Compensia, Inc. (Compensia), our board of directors approved an additional annual retainer fee of $50,000 for our Lead Independent Director, effective as of January 1, 2018. Our board of directors considered comparative data from the peer group of companies that we benchmark against for executive compensation purposes, and also considered the workload and role of our Lead Independent Director, including the importance of such role in light of our status as a founder-led company with our controlling stockholder as Chairman. Our board of directors believes that the additional retainer constitutes reasonable and appropriate compensation of our Lead Independent Director for her additional duties in such role. Dr. Desmond-Hellmann, our current Lead Independent Director, recused herself from all discussions regarding this matter.

Each of our non-employee directors who is a sitting member of our board of directors as of the date of our annual stockholder meeting for each such year also is eligible to receive an annual grant of RSUs equal to $300,000 divided by the average daily closing price of our Class A common stock in May of such year. These awards are approved each year automatically on the later of June 1 or the date of our annual meeting of stockholders for the particular year. These awards will vest fully on the earlier of (i) May 15 of the following year or (ii) the date of our annual meeting of stockholders of the following year if the director does not stand for re-election or is not re-elected at such annual meeting, so long as the recipient is a director on such date.
In 2017, annual grants of 1,997 RSUs were made to each non-employee director, which was equal to $300,000 divided by the average daily closing price of our Class A common stock in May 2017. These RSUs vest on May 15, 2018, so long as the non-employee director is a member of our board of directors on such date.
In December 2017, based on the recommendation of our compensation & governance committee with assistance from Compensia, our board of directors determined that new non-employee directors will be eligible to receive a grant of RSUs at the time of their appointment with a value equal to the value of our annual grant of RSUs to our non-employee directors, prorated for service from the date of their appointment through the first following occurrence of May 15. Similarly, annual cash retainers for new non-employee directors are prorated during a director’s first year of service.
Our board of directors reviews non-employee director compensation arrangements on an annual basis.
2017 Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our board of directors during 2017. Other than as set forth in the table and described more fully below, in 2017 we did not pay any fees to, make any equity awards to, or pay any other compensation to the non-employee members of our board of directors who served as members during 2017. Mr. Zuckerberg, Ms. Sandberg, and Mr. Koum do not receive compensation for their service as directors. Total compensation for Mr. Zuckerberg and Ms. Sandberg for services as employees is presented in "Executive Compensation—2017 Summary Compensation Table" below.

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Marc L. Andreessen(2)	70,000	299,151	—	369,151
Erskine B. Bowles(3)	100,000	299,151	—	399,151
Reed Hastings(4)	50,000	299,151	—	349,151
Susan D. Desmond-Hellmann(5)	70,000	299,151	—	369,151
Peter A. Thiel(6)	50,000	299,151	—	349,151
__________________________________________

(1)
Amounts reflect the aggregate grant date fair value of the RSUs without regard to forfeitures, computed in accordance with FASB ASC Topic 718 (ASC 718). This amount does not reflect the actual economic value realized by the director.

(2)	As of December 31, 2017, Mr. Andreessen held 1,997 RSUs, which will vest on May 15, 2018 so long as Mr. Andreessen is a member of our board of directors on such date.

(3)	As of December 31, 2017, Mr. Bowles held 1,997 RSUs, which will vest on May 15, 2018 so long as Mr. Bowles is a member of our board of directors on such date.

(4)	As of December 31, 2017, Mr. Hastings held 1,997 RSUs, which will vest on May 15, 2018 so long as Mr. Hastings is a member of our board of directors on such date.

(5)	As of December 31, 2017, Dr. Desmond-Hellmann held 1,997 RSUs, which will vest on May 15, 2018 so long as Dr. Desmond-Hellmann is a member of our board of directors on such date.

(6)	As of December 31, 2017, Mr. Thiel held 1,997 RSUs, which will vest on May 15, 2018 so long as Mr. Thiel is a member of our board of directors on such date.

Mr. Chenault was appointed to our board of directors in February 2018. In connection with his appointment, our board of directors approved the grant of 464 RSUs (which was calculated by reference to our annual grant of RSUs to our non-employee directors, with the $300,000 value prorated for service through May 15, 2018) to Mr. Chenault as compensation for his service as a member of our board of directors. These RSUs were granted on February 15, 2018 and will vest in full on May 15, 2018, subject to continued service as a director through such date. In accordance with our existing compensation policy with respect to annual retainer fees for non-employee directors, Mr. Chenault will receive an annual retainer fee of $50,000, which will be prorated for service during 2018.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Overview
This section explains our executive compensation philosophy, objectives, and design; our compensation-setting process; our executive compensation program components; and the decisions made in 2017 with respect to the compensation of each of our named executive officers. Our named executive officers for 2017, who consist of the executive officers who appear in "—2017 Summary Compensation Table" below, are:

•	Mark Zuckerberg, our founder, Chairman, and Chief Executive Officer (CEO);

•	Sheryl K. Sandberg, our Chief Operating Officer (COO);

•	David M. Wehner, our Chief Financial Officer (CFO);

•	Christopher K. Cox, our Chief Product Officer (CPO); and

•	Mike Schroepfer, our Chief Technology Officer (CTO).
Executive Compensation Philosophy, Objectives and Design
Philosophy. We are focused on our mission to give people the power to build community and bring the world closer together. We believe that Facebook is still in the early stages of this journey and that for us to be successful we must hire and retain people who can continue to develop our strategy, quickly innovate and build new products, bolster the growth of our user base and user engagement, and constantly enhance our business model.
To achieve these objectives, we need a highly talented team comprised of engineering, product, sales, and general and administrative professionals. We also expect our executive team to possess and demonstrate strong leadership and management capabilities.
Objectives. Our compensation program for our named executive officers is built to support the following objectives:

•	attract the top talent in our leadership positions and motivate our executives to deliver the highest level of individual and team impact and results;

•	encourage our executives to model the important aspects of our culture, which include moving fast, being bold, communicating openly, focusing on impact, and building social value in the world;

•	ensure each of our executives receives a total compensation package that encourages his or her long-term retention;

•	reward high levels of performance with commensurate levels of compensation; and

•	align the interests of our executives with those of our stockholders in the overall success of Facebook by emphasizing long-term incentives.
Design. Our executive compensation program continues to be heavily weighted towards equity compensation, in particular restricted stock units (RSUs), with cash compensation that is generally below market relative to executive compensation at our peer companies. We believe that equity compensation offers the best vehicle to focus our executive officers on our mission and the achievement of our long-term strategic and financial objectives, and to align their interests with the long-term interests of our stockholders.
We typically grant our executive officers an annual equity award with service-based vesting conditions where the commencement of vesting is deferred until a future date, as discussed further in "—Elements of Executive Compensation—Equity Compensation" below. When combined with the executives' prior equity awards, we believe that these additional awards represent a strong long-term retention tool and provide the executive officers with effective long-term equity incentives.

We evaluate our executive compensation program, including our mix of cash and equity compensation, on an annual basis or as circumstances require based on our business objectives and the competitive environment for talent. For the near future, we anticipate continuing our emphasis on pay-for-performance and long-term incentive compensation for our executive officers while increasing cash compensation in order to move closer to market relative to our peer companies.
Compensation Governance
The compensation & governance committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our executive compensation program with long-term stockholder interests. The following practices were in effect during 2017:

•	the compensation & governance committee is comprised solely of independent directors;

•
the compensation & governance committee conducts an annual review and approval of our compensation strategy with assistance from its independent compensation consultant, Compensia, Inc. (Compensia), a national compensation consulting firm, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company;

•	the compensation & governance committee retains discretion on bonus payouts to enable it to respond to unforeseen events and adjust bonus payouts as appropriate;

•	we do not offer post-employment payments or benefits; and

•
our compensation philosophy and related governance features are complemented by several specific practices that are designed to align our executive compensation program with long-term stockholder interests, including the following:

•
our executives are subject to company-wide policies that prohibit trading in futures and derivative securities and engaging in hedging activities relating to our securities, holding our securities in margin accounts, pledging our securities as collateral for loans, and engaging in short sales of our securities;

•	we offer limited perquisites that are for business-related purposes or necessary for the security of our CEO and COO; and

•	our executives participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
Compensation-Setting Process
Role of Our Compensation & Governance Committee. The compensation & governance committee is responsible for overseeing all aspects of our executive compensation program, including executive salaries, payouts under our bonus plan, the size and structure of equity awards, and any executive perquisites. The compensation & governance committee is solely responsible for determining the compensation of our CEO and reviews and approves the compensation of our other executive officers. For more information regarding the responsibilities of the compensation & governance committee, see "Executive Officers, Directors, and Corporate Governance—Board Committees."
Role of Management. In setting compensation for 2017, our CEO, our COO, and our Head of People provided their views to the compensation & governance committee on how to implement our compensation philosophy through our executive compensation program and attended meetings of the compensation & governance committee. Our CEO and COO made recommendations to the compensation & governance committee regarding compensation for our executive officers other than for themselves because of their daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his or her own compensation package or was present during such determinations, except for our CEO who has requested that his base salary be fixed at $1 per year.
Our management team and the compensation & governance committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices, and policies for all employees, including our named executive officers, as further described in "—Compensation Risk Assessment" below.

Role of Compensation Consultant. The compensation & governance committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In 2017, the compensation & governance committee engaged the services of Compensia to advise the committee regarding the amount and types of compensation that we provide to our executives and how our compensation practices compared to the compensation practices of other companies. Compensia reports directly to the compensation & governance committee. Compensia does not provide any services to us other than the services provided to the compensation & governance committee. The compensation & governance committee has reviewed the independence of Compensia under applicable SEC and Nasdaq rules and believes that Compensia does not have any conflicts of interest in advising the committee.
Use of Comparative Market Data. We aim to compensate our executive officers at levels that are commensurate with the most competitive levels of compensation for executives in similar positions at a group of publicly-traded peer companies set forth below, with whom we compete for hiring and retaining executive talent (our Peer Group). In making compensation decisions, the compensation & governance committee also considers the scope of responsibility of each executive officer, our current practice of maintaining minimal differentiation between the cash compensation packages of our executive officers, the unvested balances of equity awards held by each executive officer, as well as the compensation & governance committee's assessment of each executive officer's performance and impact on the organization. In determining 2017 compensation, the compensation & governance committee did not use a formula for taking into account these different factors.
We analyze market data for executive compensation at least annually using the most relevant published survey sources, information available from public filings, and input from Compensia. Management and Compensia provided the compensation & governance committee with both cash and equity compensation data for our Peer Group, which was selected from companies that meet some or all of the criteria listed below:

•	technology or media company;

•	key talent competitor;

•	minimum revenue of $10 billion; and/or

•	minimum market capitalization of $50 billion.
In the third quarter of 2016, using this criteria as a baseline, the compensation & governance committee approved the following companies for inclusion in our Peer Group for 2017:

Alphabet	PayPal Holdings
Amazon.com	Qualcomm
Apple	salesforce.com
CBS	The Walt Disney Company
Cisco Systems	Time Warner
Comcast	Twenty-First Century Fox
Microsoft	Twitter
Netflix	Verizon Communications

In December 2016, our compensation & governance committee reviewed our executive compensation against this Peer Group to ensure that our executive officer compensation was competitive and sufficient to recruit and retain our executive officers. Compensia provided the compensation & governance committee with an analysis of total cash compensation data (base salaries and cash bonus awards at target) and total compensation data (total cash compensation and equity compensation) at various percentiles. While the compensation & governance committee considered this data in determining executive officer compensation, we did not seek to benchmark our executive compensation to any pre-set "target" percentile of the competitive market. Rather, the compensation & governance committee sought to compensate our executive officers at a level that would allow us to successfully recruit and retain the best possible talent for our executive team.
Further, as our revenue and market capitalization have increased significantly over the last several years, the compensation & governance committee gives greater weight to the compensation levels of companies in our Peer Group that have higher revenue and market capitalization compared to other companies in the Peer Group when making decisions about the compensation of our executive officers. The compensation & governance committee also relies on the knowledge and experience of its members and our management in determining the appropriate compensation levels for our executive officers. Overall, Compensia's analysis of our Peer Group indicated that the target total cash compensation for our named executive officers approximated the 25th percentile of the companies in our Peer Group. When equity compensation was factored in, without taking into account the effect of the deferred vesting start dates that are applicable to the equity compensation of our named executive officers, the target total direct compensation for our named executive officers, other than our CEO, fell between the 65th and 95th percentiles relative to the companies in our Peer Group.
In the second quarter of 2017, the compensation & governance committee reviewed the selection criteria and the companies in our Peer Group. Following that review, the compensation & governance committee made changes to the composition of our Peer Group to better reflect the current competitive and talent environment. Accordingly, we plan to use the following list of companies in our Peer Group for the 2018 executive compensation process:

Alphabet	Microsoft
Amazon.com	Netflix
Apple	PayPal Holdings
AT&T	salesforce.com
CBS	The Walt Disney Company
Cisco Systems	Twenty-First Century Fox
Comcast	Verizon Communications
The compensation & governance committee expects to periodically review and update this Peer Group and the underlying criteria as our business and market environment continue to evolve.
Elements of Executive Compensation
Our executive officer compensation packages generally include:

•	base salary;

•	performance-based cash incentives; and

•	equity-based compensation in the form of RSUs.
We believe that our compensation mix supports our objective of focusing on at-risk compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.
Base Salary. The compensation & governance committee believes base salaries are a necessary element of compensation in order to attract and retain highly qualified executive officers. The compensation & governance committee reviews the base salaries of our executive officers at least annually and may adjust them from time to time, if needed, to reflect changes in market conditions or other factors. Historically, our executive officers have received base salaries within a narrow range that was established when we were a smaller company with cash constraints, and based on our desire to maintain internal pay equity between our executive officers and also relative to other key employees. As we have grown, we have increased base salaries for our executive officers (other than our CEO), although we still deliver the substantial majority of compensation to our executive officers in the form of equity awards.
In the first quarter of 2017, the compensation & governance committee decided to increase the base salaries of our named executive officers, other than our CEO, in order to continue to bring their salaries closer to those paid to executives holding similar positions at the companies in our Peer Group. Accordingly, our compensation & governance committee increased the base salaries of our named executive officers as shown in the table below. Following these 2017 salary increases, these named executive officer salaries fell between the 25th and 50th percentiles of the salaries provided to executives holding similar positions at the companies in our Peer Group. Previously, Mr. Zuckerberg had requested to receive a base salary of $1 per year and the compensation & governance committee continued to honor this request in 2017.

Named Executive Officer	2016 Base Salary ($)	2017 Base Salary Increase ($)	2017 Base Salary ($)
Mark Zuckerberg	1	—	1
Sheryl K. Sandberg	745,000	60,000	805,000
David M. Wehner	665,000	55,000	720,000
Christopher K. Cox	665,000	55,000	720,000
Mike Schroepfer	665,000	55,000	720,000
Cash Bonuses. Our 2017 Bonus Plan (Bonus Plan) provides variable cash incentives, payable semi-annually, that are designed to motivate our executive officers to focus on company-wide priorities and to reward them for individual results and achievements. In 2017, the individual target bonus percentage for each named executive officer was unchanged from 2016 at 75% of such executive's base salary. After the 2017 base salary increases noted above, target total cash compensation (base salary plus target bonus) for our named executive officers (other than our CEO) approximated the 25th percentile of the target total cash compensation of executives holding similar positions at the companies in our Peer Group. All of our named executive officers, except our CEO, participated in the Bonus Plan in 2017.
For 2017, there were two six-month performance periods under our Bonus Plan, which we refer to as First Half 2017 and Second Half 2017. For each performance period in 2017, the compensation & governance committee approved a set of company-wide priorities in order to focus our executive officers on key areas of performance for the period in question. The First Half 2017 and Second Half 2017 company priorities reflect operational and non-operational objectives established by our compensation & governance committee, in consultation with our CEO and CFO. The company-wide priorities did not have specific target levels associated with them for purposes of determining performance under the Bonus Plan, and our compensation & governance committee had full discretion to determine the level of bonus payout for each performance period.
2017 Priorities and Company Performance Percentage. Our First Half 2017 and Second Half 2017 company-wide priorities as approved by the compensation & governance committee were as follows: grow our user base across all our products; increase sharing, engagement, and utility; continue to achieve revenue growth and significant savings from efficiency; improve product quality; improve our brand; and make progress toward our long-term investments. None of these priorities were assigned any specific weighting or dollar amount of the target bonus. The compensation & governance committee exercised its discretion in determining the company performance percentage for our First Half 2017 and Second Half 2017 performance after taking into account our delivery of results in the areas identified by the company-wide priorities, as well as our overall business, engineering, and product development achievements.
The First Half 2017 company performance percentage approved by the compensation & governance committee was 100%. In making this determination, the compensation & governance committee focused on our performance across all of the areas identified by the company-wide priorities, in particular the progress toward long-term investments.
The Second Half 2017 company performance percentage approved by the compensation & governance committee was 90%. In making this determination, the compensation & governance committee focused on our performance across all of the areas identified by the company-wide priorities, with a particular focus on revenue, user growth and engagement, and progress on the company's long-term investments.
Bonus Plan Payouts. We calculate Bonus Plan payouts to each participant using the following formula:

Base Eligible Earnings ($)	x	Individual Bonus Target Percentage (%)	x	Individual Performance Percentage (%)	x	Company Performance Percentage (%)	=	Individual Bonus Payout ($)

Individual Performance Percentage. The individual performance percentage is based upon each executive officer's individual performance assessment for the performance period under consideration. Consistent with our pay-for-performance philosophy, a higher performance assessment results in a higher individual performance percentage (and vice-versa) such that it is possible for an executive with a low assessment to get less than their target bonus payout, or no bonus payout whatsoever. In 2017, potential individual performance percentages under our Bonus Plan were 0%, 85%, 100%, 125%, 200%, or 300%. An executive officer meeting our expected high level of performance expectations would receive an individual performance percentage of 100%.
Individual performance assessments for each named executive officer were determined in the discretion of the compensation & governance committee following discussions with our CEO and our COO (except in the case of our COO when her individual performance assessment was being determined). The performance assessment determinations were based on an overall subjective assessment of each executive officer's performance and no single factor was determinative in setting bonus payout levels, nor was the impact of any individual factor on the bonus quantifiable. We operate in a rapidly evolving and highly competitive industry and we set a high bar for performance expectations for each one of our named executive officers. The compensation & governance committee evaluates our named executive officers based on their overall performance, impact, and results, as well as their demonstration of strong leadership, long-term vision, effective execution, and management capabilities. First Half 2017 and Second Half 2017 payout levels and achievements and considerations for each named executive officer were as follows:
Mark Zuckerberg. Mr. Zuckerberg did not participate in the Bonus Plan in 2017. Although Mr. Zuckerberg did not participate in the Bonus Plan, the compensation & governance committee separately assessed his performance as our CEO.
Sheryl K. Sandberg. Ms. Sandberg received $368,690 for the First Half 2017 bonus, which reflected her overall leadership and execution across multiple business priorities, her contribution to growing revenue, continued strong growth in the number of advertisers on our platform, and her strategic leadership in key policy and operations matters. Ms. Sandberg received $271,688 for the Second Half 2017 bonus, which reflected the continued strong growth in business performance and revenue growth, her strategic guidance in various business and policy matters, the continued strong growth in the number of advertisers on our platform, and her contributions to recruiting key leadership talent.
David M. Wehner. Mr. Wehner received $329,567 for the First Half 2017 bonus, which reflected his overall leadership of our finance, information technology, real estate and facilities organizations, and the delivery of a strategic long-range plan for the company, as well as the recruitment of key leadership talent. Mr. Wehner received $303,750 for the Second Half 2017 bonus, which reflected his strategic scaling of our financial operations through the current phase of growth, and the continued strong leadership of our finance, information technology, real estate and facilities organizations.
Christopher K. Cox. Mr. Cox received $263,654 for the First Half 2017 bonus, which reflected his overall leadership of the product organization and strong growth in videos, as well as continued growth in user engagement with our products. Mr. Cox received $303,750 for the Second Half 2017 bonus, which reflected his leadership and strong growth in Groups and Stories, as well as further innovation of News Feed.
Mike Schroepfer. Mr. Schroepfer received $329,567 for the First Half 2017 bonus, which reflected his leadership and execution on our engineering priorities, recruitment of engineering leadership talent and the progress toward long-term goals in the areas of artificial intelligence, virtual reality and applied machine learning. Mr. Schroepfer received $303,750 for the Second Half 2017 bonus, which reflected his overall leadership of the engineering team, continued strength in recruiting and developing teams to drive product development in new initiatives, as well as progress on long-term investments such as computer vision technologies.
The following table summarizes the calculations that were used in determining the cash bonus paid to each of our named executive officers for 2017:

	Performance Period	Base Eligible Earnings ($)(1)	Individual Bonus Percentage (target bonus) (%)	Individual Performance Percentage (%)	Company Performance Percentage (%)	Individual Bonus Payout ($)
Sheryl K. Sandberg	First Half 2017	393,269	75	125	100	368,690
	Second Half 2017	402,500	75	100	90	271,688
	Total	795,769				640,378
David M. Wehner	First Half 2017	351,539	75	125	100	329,567
	Second Half 2017	360,000	75	125	90	303,750
	Total	711,539				633,317
Christopher K. Cox	First Half 2017	351,539	75	100	100	263,654
	Second Half 2017	360,000	75	125	90	303,750
	Total	711,539				567,404
Mike Schroepfer	First Half 2017	351,539	75	125	100	329,567
	Second Half 2017	360,000	75	125	90	303,750
	Total	711,539				633,317

(1)	Reflects actual earnings for 2017, which may differ from approved 2017 base salaries due to the effective date of salary increases.
Equity Compensation. Most of our executive officers' target total direct compensation is delivered through equity awards. We use equity compensation to align our executive officers' financial interests with those of our stockholders, to attract industry leaders of the highest caliber, and to retain them for the long term. In addition to the initial equity award that each executive officer receives as part of his or her new hire package, the compensation & governance committee typically grants our executive officers additional equity awards each year as part of our company-wide equity refresher program. Additional equity awards for each of our executive officers are determined on a discretionary basis taking into account the following factors:

•
delivering equity values that are highly competitive when compared against those granted to executives with similar responsibilities at the companies in our Peer Group that have higher revenue and market capitalization when compared to other companies in our Peer Group;

•	each executive officer's individual performance assessment, the results and contributions delivered during the year, as well as the anticipated potential future impact of each individual executive;

•	the size and vesting schedule of existing equity awards in order to maximize the long-term retentive power of all additional awards; and

•
the size of each executive officer's target total cash compensation (base salary plus cash bonus awards at target), which is generally lower than the cash compensation for executives with similar responsibilities at the companies in our Peer Group.

Based on the foregoing factors, in 2017, our compensation & governance committee granted each of our executive officers, other than our CEO, an award of RSUs with a specific "initial equity value" based on an estimated total value for each award before taking into account the deferred vesting considerations described below. The compensation & governance committee calculated the number of RSUs to be granted by dividing this initial equity value by $132.61 per share, which was the average closing price for the seven trading days following the announcement of our earnings for the fourth quarter of 2016 and the same price that was used for 2017 refresher awards to all other employees.
Vesting of 2017 RSU Awards. Due to our desire to provide incentives for our named executive officers to focus on long-term strategic and financial objectives, the compensation & governance committee deferred the vesting start dates of some 2017 RSU awards made to our named executive officers to a future date determined individually for each executive. As a result, the 2017 RSU awards generally will not begin to vest unless the recipient remains continuously employed by the company through future dates as described in the following paragraphs and in "—2017 Grants of Plan-Based Awards Table" below.

The compensation & governance committee reviewed the size and vesting schedule for the remaining unvested portion of the outstanding equity awards held by each of our named executive officers and agreed with the recommendation of our CEO and COO (except that our COO did not participate in discussions regarding her own equity compensation) that the existing equity awards appropriately satisfied our retention and incentive goals for the immediate future for each of our named executive officers, other than our CFO. Accordingly, the additional equity awards granted to our named executive officers in 2017, other than our CFO, start vesting only after a significant portion of each executive's outstanding equity awards have vested. The 2017 RSU awards will vest quarterly over four years following the vesting start dates as described in "—2017 Equity Awards" below. The compensation & governance committee believes that these deferred vesting schedules make the equity awards more valuable to us in retaining our named executive officers and reflect our emphasis on our long-term success. In the case of our CFO, the compensation & governance committee determined that it was appropriate not to defer the vesting start date for Mr. Wehner’s 2017 RSU award in order to maintain appropriate compensation levels for retention purposes. For more information relating to the vesting schedules of these RSU awards, see "—2017 Grants of Plan-Based Awards Table" below.
2017 Equity Awards. Mr. Zuckerberg did not receive any additional equity awards in 2017 because our compensation & governance committee believed that his existing equity ownership position sufficiently aligns his interests with those of our stockholders.
Our other named executive officers received the following RSU awards in 2017:

Named Executive Officer	Initial Equity Value	Number of RSUs (#)(1)	Vesting Start Date
Sheryl K. Sandberg	$20,000,000	150,819	November 15, 2018
David M. Wehner	$20,000,000	150,819	February 15, 2017
Christopher K. Cox	$20,000,000	150,819	November 15, 2020
Mike Schroepfer	$20,000,000	150,819	November 15, 2018

(1)	The number of RSUs is rounded up to the nearest whole share.
These RSUs are subject to a four-year quarterly vesting schedule, with 1/16th of the RSUs vesting on the first quarterly vesting date following the vesting start date and the remainder vesting quarterly thereafter, subject to continued employment through each vesting date. Following the grants of these equity awards in March 2017, the target total direct compensation for our named executive officers, other than our CEO, was between the 65th percentile relative to the companies in our Peer Group and the top of our Peer Group.
Perquisites and Other Benefits
Consistent with the practices of many companies in our Peer Group, we provide certain perquisites to our named executive officers for the reasons described below.
Because of the high visibility of our company, our compensation & governance committee has authorized an "overall security program" for Mr. Zuckerberg to address safety concerns due to specific threats to his safety arising directly as a result of his position as our founder, Chairman, and CEO. We require these security measures for the company's benefit because of the importance of Mr. Zuckerberg to Facebook, and we believe that the costs of this overall security program are appropriate and necessary. We paid for the initial procurement, installation, and maintenance of security measures for Mr. Zuckerberg's personal residences, and we pay for the annual costs of security personnel. In addition, Mr. Zuckerberg uses private aircraft for personal travel in connection with his overall security program. On certain occasions, Mr. Zuckerberg may be accompanied by guests when using private aircraft. Although we do not consider Mr. Zuckerberg's overall security program to be a perquisite for his benefit for the reasons described above, the costs related to personal security for Mr. Zuckerberg at his residence and during personal travel, as well as the costs of private aircraft for personal travel, pursuant to his overall security program are reported as other compensation to Mr. Zuckerberg in the "All Other Compensation" column in "—2017 Summary Compensation Table" below.
Our compensation & governance committee has also authorized a security program for Ms. Sandberg, including certain personal security measures, to address safety concerns resulting from her position as our COO. We require these security measures for the company's benefit because of the importance of Ms. Sandberg to Facebook, and we believe the costs are appropriate and necessary. The costs related to personal security for Ms. Sandberg are reported as other compensation to Ms. Sandberg in the "All Other Compensation" column in "—2017 Summary Compensation Table" below.
2016 Say on Pay Vote
We held a non-binding advisory stockholder vote on the compensation program for our named executive officers, commonly referred to as a "say on pay" vote, at our 2016 Annual Meeting of Stockholders. Over 90% of the voting power of shares voted at the 2016 Annual Meeting of Stockholders were cast in favor of our say on pay proposal. Our then compensation committee considered the result of this advisory vote to be an endorsement of our compensation program, policies, practices and philosophy for our named executive officers. Our compensation & governance committee will continue to consider the outcome of our say on pay votes and our stockholder views when making compensation decisions for our named executive officers.
Based on the results of a separate non-binding advisory stockholder vote on the frequency of future stockholder advisory votes regarding the compensation program of our named executive officers, commonly referred to as a "say on frequency" vote, held at our 2013 Annual Meeting of Stockholders, our board of directors determined that we will hold our say on pay vote every three years until the next required say on frequency vote. The next say on pay vote will take place at our 2019 Annual Meeting of Stockholders.
Tax Deductibility
Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount that we may deduct from our federal income taxes for compensation paid to our named executive officers to $1 million per executive officer per year. Prior law provided an exception to this deduction limit for compensation paid to our CFO and for certain "performance-based compensation." Effective for tax years beginning after December 31, 2017, this deduction limit will apply to all of our named executive officers, including our CFO, and the exception for "performance-based compensation" will no longer be available. As a result, compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain compensation arrangements in place as of November 2, 2017, including stock options that were granted through such date and RSUs that were granted before April 1, 2015. Because of the absence of formal guidance under the transition relief provisions, we cannot guarantee that any compensation arrangements intended to qualify for exemption under Section 162(m) will actually receive this treatment.

While our compensation & governance committee is mindful of the benefit to us of the full tax deductibility of compensation, our compensation & governance committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our named executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation & governance committee may approve compensation that may not be fully deductible because of the limits of Section 162(m). Our compensation & governance committee intends to continue to compensate our named executive officers in a manner it believes is consistent with the best interests of our company and our stockholders.

Compensation Risk Assessment
Our management team and the compensation & governance committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices, and policies for all employees, including our named executive officers. In early 2018, Compensia, the compensation & governance committee's independent compensation consultant, performed an assessment, in conjunction with management, of our compensation plans, practices and policies and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company. The compensation & governance committee has reviewed this report and agreed with the conclusion. The objective of the assessment was to identify any compensation plans, practices or policies that may encourage employees to take unnecessary risk that could threaten the company. No such plans, practices or policies were identified. The risk assessment process included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and the overall compensation to ensure an appropriate balance between fixed and variable pay components and between short-term and long-term incentives.

2017 Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended December 31, 2017, 2016, and 2015.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Mark Zuckerberg	2017	1	—	—	8,852,365(4)	8,852,366
CEO	2016	1	—	—	5,765,831(4)	5,765,832
	2015	1	—	—	5,037,840(4)	5,037,841
Sheryl K. Sandberg	2017	795,769	640,378	21,072,431	2,687,643(5)	25,196,221
COO	2016	738,077	1,293,635	19,908,426	2,609,319(5)	24,549,457
	2015	715,385	1,265,193	15,465,667	1,252,724(5)	18,698,969
David M. Wehner	2017	711,539	633,317	21,072,431	9,000	22,426,287
CFO	2016	662,692	940,421	14,931,596	9,566	16,544,275
	2015	665,385	653,365	15,465,667	9,000	16,793,417
Christopher K. Cox	2017	711,539	567,404	21,072,431	9,000	22,360,374
CPO	2016	658,846	933,209	14,931,596	9,538	16,533,189
	2015	639,423	894,141	10,310,705	9,500	11,853,769
Mike Schroepfer	2017	711,539	633,317	21,072,431	9,000	22,426,287
CTO	2016	658,846	859,356	14,931,596	9,377	16,459,175
	2015	639,423	943,360	10,310,705	9,140	11,902,628
_______________________________________

(1)	Reflects actual earnings for 2017, 2016, and 2015, which may differ from approved 2017, 2016, and 2015 base salaries due to the effective dates of salary increases.

(2)
The amounts reported in the bonus column represent discretionary bonuses earned pursuant to our Bonus Plan. For more information about our executive officers' discretionary bonuses, see "—Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Bonuses" above.

(3)
Amounts reflect the aggregate grant date fair value of the RSUs of $139.72, $110.67, and $78.07 per share for 2017, 2016, and 2015, respectively, without regard to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The RSUs granted to Ms. Sandberg during 2017 provide for quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2018. The RSUs granted to Mr. Wehner during 2017 provide for quarterly vesting based on continued employment over four years with a vesting start date of February 15, 2017. The RSUs granted to Mr. Cox during 2017 provide for quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2020. The RSUs granted to Mr. Schroepfer during 2017 provide for quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2018.

(4)
The amounts reported include approximately $7,326,640, $4,891,441, and $4,256,004 in 2017, 2016, and 2015, respectively, for costs related to personal security for Mr. Zuckerberg at his residences and during personal travel pursuant to Mr. Zuckerberg's overall security program. The amounts reported also include approximately $1,524,975, $871,390, and $775,011 in 2017, 2016, and 2015, respectively, for costs related to personal usage of private aircraft. For purposes of reporting the value of personal usage of private aircraft in this table, we use costs provided by the applicable charter company, which include passenger fees, fuel, crew, and catering costs. For more information regarding Mr. Zuckerberg's overall security program, as well as his personal usage of private aircraft, see "Executive Compensation—Compensation Discussion and Analysis—Perquisites and Other Benefits."

(5)
The amounts reported include approximately $2,687,643, $2,609,281, and $1,252,724 in 2017, 2016, and 2015, respectively, for costs related to personal security measures for Ms. Sandberg described in "Executive Compensation—Compensation Discussion and Analysis—Perquisites and Other Benefits."

2017 Grants of Plan-Based Awards Table
The following table presents, for each of the named executive officers, information concerning each grant of an equity award made during the year ended December 31, 2017. This information supplements the information about these awards set forth in the 2017 Summary Compensation Table.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Mark Zuckerberg	—	—	—
Sheryl K. Sandberg	3/15/2017	150,819(2)	21,072,431
David M. Wehner	3/15/2017	150,819(3)	21,072,431
Christopher K. Cox	3/15/2017	150,819(4)	21,072,431
Mike Schroepfer	3/15/2017	150,819(5)	21,072,431
_______________________________________

(1)
Amounts reflect the grant date fair value of the RSUs of $139.72 per share without regard to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer.

(2)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2019. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(3)
The vesting condition was satisfied as to 1/16th of the total shares underlying the RSUs on May 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(4)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2021. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(5)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2019. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

2017 Outstanding Equity Awards at Year-End Table
The following table presents, for each of the named executive officers, information regarding outstanding stock options and RSUs held as of December 31, 2017.

Name	Option Awards					Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)
Mark Zuckerberg	—	—	—	—	—	—	—
Sheryl K. Sandberg	7/23/2010(4)	1,000,000	—	10.39	7/22/2020	—	—
	10/18/2010(4)	886,666	313,334(5)	15.00(6)	10/17/2020	—	—
	5/6/2013	—	—	—	—	549,828(7)	97,022,649
	3/17/2014	—	—	—	—	117,265(8)	20,692,582
	3/16/2015	—	—	—	—	198,100(9)	34,956,726
	3/15/2016	—	—	—	—	179,890(10)	31,743,389
	3/15/2017	—	—	—	—	150,819(11)	26,613,521
David M. Wehner	3/17/2014	—	—	—	—	90,203(12)	15,917,221
	3/16/2015	—	—	—	—	89,145(13)	15,730,527
	3/15/2016	—	—	—	—	101,190(14)	17,855,987
	3/15/2017	—	—	—	—	122,541(15)	21,623,585
Christopher K. Cox	3/25/2011	—	—	—	—	119,905(16)	21,158,436
	5/3/2012	—	—	—	—	409,468(17)	72,254,723
	5/6/2013	—	—	—	—	375,859(18)	66,324,079
	3/17/2014	—	—	—	—	90,203(19)	15,917,221
	3/16/2015	—	—	—	—	107,307(20)	18,935,393
	3/15/2016	—	—	—	—	134,920(21)	23,807,983
	3/15/2017	—	—	—	—	150,819(22)	26,613,521
Mike Schroepfer	1/12/2009(23)	26,940	—	1.85	1/11/2019	—	—
	8/19/2009(23)	795,049	—	2.95	8/18/2019	—	—
	8/26/2010	—	—	—	—	173,168(24)	30,557,225
	5/3/2012	—	—	—	—	102,367(25)	18,063,681
	5/6/2013	—	—	—	—	429,553(26)	75,798,922
	3/17/2014	—	—	—	—	90,203(27)	15,917,221
	3/16/2015	—	—	—	—	107,307(28)	18,935,393
	3/15/2016	—	—	—	—	134,920(29)	23,807,983
	3/15/2017	—	—	—	—	150,819(30)	26,613,521
_____________________________________

(1)	All of the outstanding equity awards described in the footnotes below were granted under our 2005 Stock Plan or 2012 Equity Incentive Plan.

(2)	With the exception of the stock option granted to Ms. Sandberg described in footnote (6) below, this column represents the fair value of a share of Class B common stock on the date of grant.

(3)
Represents the market value of the shares underlying the RSUs as of December 31, 2017, based on the official closing price of our Class A common stock, as reported on The Nasdaq Global Select Market, of $176.46 per share on December 29, 2017. This value assumes that the fair market value of the Class B common stock underlying the RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(4)
In connection with certain estate planning transfers, options to purchase an aggregate of 2,200,000 shares of Class B common stock were held by Sheryl K. Sandberg, Trustee of Sheryl K. Sandberg Revocable Trust UTA, dated September 3, 2004 as of December 31, 2017.

(5)
260,000 of the total number of shares subject to the original option grant vested in equal monthly installments for a period of 48 months beginning on May 1, 2013, and, thereafter, the remaining shares subject to the option vest in equal monthly installments for a period of 12 months, subject to continued service to us through each vesting date.

(6)
The compensation committee set the option exercise price for this grant at $15.00 per share, a premium to the fair market value of a share of Class B common stock on the date of grant which was determined by our compensation committee to be $12.56 per share.

(7)
1/16th of the total shares underlying the RSUs vested on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(8)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(9)
1/12th of the total shares underlying the original RSU grant vested on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/12th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(10)
1/16th of the total shares underlying the RSUs will vest on August 15, 2019. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(11)
1/16th of the total shares underlying the RSUs will vest on February 15, 2019. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(12)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(13)
1/5th of the total shares underlying the original RSU grant vested on February 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/20th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(14)
1/16th of the total shares underlying the RSUs vested on February 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to use through each vesting date.

(15)
1/16th of the total shares underlying the RSUs vested on May 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to use through each vesting date.

(16)
1/16th of the total shares underlying the original RSU grant vested on July 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(17)
1/16th of the total shares underlying the original RSU grant vested on February 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(18)
1/16th of the total shares underlying the original RSU grant vested on August 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(19)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(20)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(21)
1/16th of the total shares underlying the RSUs will vest on May 15, 2020. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(22)
1/16th of the total shares underlying the RSUs will vest on February 15, 2021. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(23)
In connection with certain estate planning transfers, options to purchase an aggregate of 821,989 shares of Class B common stock were held by Michael Schroepfer and Erin Hoffman, Co-Trustees of the HS Trust u/a/d 9/28/11 and Michael T. Schroepfer and Erin Hoffman, Co-Trustees of the Clover Irrevocable, Non-Exempt Trust u/a/d 6/27/11 as of December 31, 2017.

(24)
1/16th of the total shares underlying the original RSU grant vested on August 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(25)
1/16th of the total shares underlying the original RSU grant vested on November 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(26)
1/16th of the total shares underlying the original RSU grant vested on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(27)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(28)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(29)
1/16th of the total shares underlying the RSUs will vest on February 15, 2020. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(30)
1/16th of the total shares underlying the RSUs will vest on February 15, 2019. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

On March 10, 2018, our compensation & governance committee approved RSU grants to our named executive officers. These RSUs were granted on March 20, 2018 as follows: Sheryl K. Sandberg—109,566; David M. Wehner—109,566; Christopher K. Cox—109,566; and Mike Schroepfer—109,566. These RSUs will vest quarterly based on continued employment over four years with deferred vesting start dates of May 15, 2019 for Ms. Sandberg, November 15, 2019 for Mr. Wehner, November 15, 2020 for Mr. Cox, and August 15, 2021 for Mr. Schroepfer.
2017 Option Exercises and Stock Vested
The following table presents, for each of the named executive officers, the number of shares of our common stock acquired upon the exercise of stock options and the vesting and settlement of RSUs during 2017 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(3)
Mark Zuckerberg	—	—	—	—
Sheryl K. Sandberg	1,085,092(4)	140,947,326	524,650	80,660,784
David M. Wehner	—	—	163,198	26,056,078
Christopher K. Cox	—	—	758,972	115,419,453
Mike Schroepfer	795,072(5)	121,876,573	787,489	122,929,441
________________________________________

(1)
These values assume that the fair market value of the Class B common stock underlying certain of the RSUs and options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(2)
The aggregate value realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of exercise and the aggregate exercise price of the option.

(3)
The aggregate value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our Class A common stock or Class B common stock (which is assumed to be equal to our Class A common stock as described in footnote (1) above) on the date of settlement.

(4)	Consists of 1,085,092 shares of Class B common stock issued upon exercise of stock options held by Sheryl K. Sandberg, Trustee of Sheryl K. Sandberg Revocable Trust UTA, dated September 3, 2004.

(5)	Consists of 795,072 shares of Class B common stock issued upon exercise of stock options held by Mr. Schroepfer and Erin Hoffman, Co-Trustees of the HS Trust u/a/d 9/28/11.
Employment Agreements and Offer Letters
We have entered into employment agreements or offer letters with each of the named executive officers. These agreements provide for at-will employment and generally include the named executive officer's initial base salary, and an indication of eligibility for an annual cash incentive award opportunity. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement.
Mark Zuckerberg
We entered into an amended and restated offer letter with Mr. Zuckerberg, our founder, Chairman, and CEO, in January 2012. This offer letter agreement has no specific term and constitutes at-will employment. Mr. Zuckerberg's annual base salary as of December 31, 2017 was $1, and he is not eligible to receive bonus compensation under our Bonus Plan.
Sheryl K. Sandberg
We entered into an amended and restated employment agreement with Ms. Sandberg, our COO and a member of our board of directors, in January 2012. The employment agreement has no specific term and constitutes at-will employment. Ms. Sandberg's annual base salary as of December 31, 2017 was $805,000, and she is eligible to receive semi-annual bonus compensation under our Bonus Plan.
David M. Wehner
We entered into an amended and restated offer letter with Mr. Wehner, our CFO, in August 2014. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Wehner's annual base salary as of December 31, 2017 was $720,000, and he is eligible to receive semi-annual bonus compensation under our Bonus Plan.
Christopher K. Cox
We entered into an amended and restated offer letter with Mr. Cox, our CPO, in May 2014. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Cox's annual base salary as of December 31, 2017 was $720,000, and he is eligible to receive semi-annual bonus compensation under our Bonus Plan.
Mike Schroepfer
We entered into an amended and restated offer letter with Mr. Schroepfer, our CTO, in January 2012. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Schroepfer's annual base salary as of December 31, 2017 was $720,000, and he is eligible to receive semi-annual bonus compensation under our Bonus Plan.
Potential Payments upon Termination or Change in Control
None of our named executive officers is entitled to payments or acceleration of vesting with respect to equity awards held by such named executive officers in connection with a termination or a change in control.
Limitations on Liability and Indemnification Matters
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
Our restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers made or threatened to be made a party to an action or proceeding, by reason of the fact that he or she serves or served in such capacity at our request to the maximum extent not prohibited by the Delaware General Corporation Law or any other applicable law and allow us to indemnify other officers, employees, and other agents as set forth in the Delaware General Corporation Law or any other applicable law.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, executive officers, and other key employees, in addition to the indemnification provided for in our restated certificate of incorporation, amended and restated bylaws and other applicable law. These agreements, among other things, require us to indemnify our directors, executive officers, and other key employees for certain expenses, including attorneys’ fees, judgments, penalties fines, and settlement amounts actually and reasonably incurred by such person in any action or proceeding arising out of their services to us, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, including liability arising out of negligence or active or passive wrongdoing by the officer, director or employee. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors' and officers' liability insurance.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
CEO Pay Ratio
For the year ended December 31, 2017:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $240,430; and

•	the annual total compensation of our CEO was $8,852,366.

Based on this information, for 2017, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 37:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
As permitted by SEC rules, to identify our median employee, we selected total direct compensation as our consistently applied compensation measure, which we calculated as actual salary paid to our employees for 2017 (including overtime for hourly employees), actual bonus or sales commission earned by our employees in 2017, and the value of equity awards granted to our employees in 2017. Further, we used October 31, 2017 to determine our employee population and used the consistently applied compensation measure as described above to determine our median employee. In determining this population, we included all worldwide full-time and part-time employees other than our CEO. We did not include any contractors or workers employed through a third-party provider in our employee population. For employees paid in other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates used by us for various purposes in effect on October 31, 2017.
Based on this approach, we selected the individual who represented the median employee. We then calculated the annual total compensation for this individual using the same methodology we used for our named executive officers in our 2017 Summary Compensation Table.

During 2017, Mr. Zuckerberg served as our CEO, and per his request received $1 in salary. He does not participate in our Bonus Plan nor did he receive any equity awards. Therefore, his annual total compensation as reported in our 2017 Summary Compensation Table consisted almost entirely of costs related to personal security for Mr. Zuckerberg at his residences and during personal travel pursuant to his overall security program and costs related to personal usage of private aircraft. For more information regarding these matters, see "Executive Compensation—Compensation Discussion and Analysis—Perquisites and Other Benefits."
Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances. Our executive officers and directors are required to conduct all purchase or sale transactions under a Rule 10b5-1 plan, generally including transactions in shares held through trusts and other entities they control but excluding certain transactions by venture capital investment entities that may be affiliated with our directors. Such requirements may be waived by our board of directors, compensation & governance committee, or compliance officer in consultation with legal counsel.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2017.

Plan Category	(a) Total Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(2)	74,765,478	10.06	58,243,956
Equity compensation plans not approved by security holders(3)	9,527,163	N/A	N/A
____________________________________

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2)	Prior to our initial public offering, we granted awards under our 2005 Stock Plan. Following our initial public offering, we granted awards under our 2012 Equity Incentive Plan.

(3)
Consists of shares of Class A common stock issuable upon the settlement of non-plan RSU awards made pursuant to Section 5635(c)(4) of the Nasdaq rules to an employee in connection with the commencement of his service to us following our acquisition of WhatsApp.

REPORT OF THE COMPENSATION & GOVERNANCE COMMITTEE
This report of the compensation & governance committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.
Our compensation & governance committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation & governance committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION & GOVERNANCE COMMITTEE
Reed Hastings (Chair)
Marc L. Andreessen
Peter A. Thiel

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2018, for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (SEC). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 2,405,931,900 shares of Class A common stock and 497,529,450 shares of Class B common stock outstanding at March 31, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, restricted stock units (RSUs) or other convertible securities held by that person that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of March 31, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the following table is c/o Facebook, Inc., 1601 Willow Road, Menlo Park, California 94025.

Name of Beneficial Owner	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
	Shares	%	Shares	%
Named Executive Officers and Directors:
Mark Zuckerberg(2)	8,748,571	*	392,712,180	78.9	53.3
Shares subject to voting proxy(3)	—	*	48,892,913	9.8	6.6
Total(2)(3)	8,748,571	*	441,605,093	88.8	59.9
Sheryl K. Sandberg(4)	1,536,704	*	2,035,000	*	*
David M. Wehner(5)	110,298	*	—	*	*
Christopher K. Cox(6)	351,839	*	94,075	*	*
Mike Schroepfer(7)	990,725	*	716,987	*	*
Marc L. Andreessen(8)	283,324	*	379,429	*	*
Erskine B. Bowles(9)	38,203	*	—	*	*
Kenneth I. Chenault(10)	464	*	—	*	*
Susan D. Desmond-Hellmann(11)	31,214	*	—	*	*
Reed Hastings(12)	135,451	*	—	*	*
Jan Koum(13)	14,245,852	*	—	*	*
Peter A. Thiel(14)	64,166	*	54,995	*	*
All executive officers and directors as a group (14 persons)(15)	26,776,602	1.1	444,919,356	88.9	60.4
Other 5% Stockholders:
Dustin Moskovitz(16)	—	*	48,892,913	9.8	6.6
Eduardo Saverin(17)	6,067,288	*	47,233,360	9.5	6.5
Entities affiliated with BlackRock(18)	146,170,789	6.1	—	—	2.0
Entities affiliated with Fidelity(19)	122,552,583	5.1	—	—	1.7
Entities affiliated with Vanguard(20)	169,846,245	7.1	—	—	2.3
___________________________________

*	Less than 1%.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)
Consists of (i) 5,676,058 shares of Class B common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg Trust dated July 7, 2006 (2006 Trust); (ii) 7,766,874 shares of Class A common stock and 1,908,602 shares of Class B common stock held of record by Mark Zuckerberg, Trustee of the Chan Zuckerberg Foundation; (iii) 446,066 shares of Class A common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg 2014 GRAT No. 2 dated May 8, 2014; (iv) 535,631 shares of Class A common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg 2014 GRAT No. 3 dated May 8, 2014; and (v) 385,127,520 shares of Class B common stock held of record by CZI Holdings, LLC (CZI). The 2006 Trust is the sole member of CZI. Mr. Zuckerberg is the sole trustee of the 2006 Trust and, therefore, is deemed to have sole voting and investment power over the securities held by CZI.

(3)
Consists of shares of our Class B common stock beneficially owned by Mr. Moskovitz over which, except under limited circumstances, Mr. Zuckerberg holds an irrevocable proxy, pursuant to a voting agreement between Mr. Zuckerberg, us, and Mr. Moskovitz with respect to certain matters, as indicated in footnote (16) below. We do not believe that the parties to the voting agreement constitute a "group" under Section 13 of the Securities Exchange Act of 1934, as amended, as Mr. Zuckerberg exercises voting control over these shares.

(4)
Consists of (i) 1,472,803 shares of Class A common stock held of record by Sheryl K. Sandberg, Trustee of Sheryl K. Sandberg Revocable Trust UTA dated September 3, 2004; (ii) 2,035,000 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of March 31, 2018; and (iii) 63,901 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(5)
Consists of (i) 72,512 shares of Class A common stock held of record by Mr. Wehner and (ii) 37,786 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(6)
Consists of (i) 77,900 shares of Class A common stock held of record by Mr. Cox; (ii) 200,000 shares of Class A common stock held of record by Christopher Cox, Trustee of the Christopher K. Cox 2017 Annuity Trust u/a/d 10/24/2017; (iii) 28,816 shares of Class A common stock held of record by the Remainder Interest Trust Created Under the Christopher K. Cox 2009 Annuity Trust dated 5/29/2009; and (iv) 45,123 shares of Class A common stock and 94,075 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(7)
Consists of (i) 465,130 shares of Class A common stock held of record by Mr. Schroepfer; (ii) 30,121 shares of Class A common stock held by Erin Hoffmann, Trustee of The Erin Hoffmann 2017 Annuity Trust U/A/D 6/29/2017; (iii) 30,121 shares of Class A common stock held by Michael Schroepfer, Trustee of The Michael Schroepfer 2017 Annuity Trust U/A/D 6/29/2017; (iv) 420,230 shares of Class A common stock held by Mr. Schroepfer and Erin Hoffmann as Co-Trustees of the HS Trust U/A/D 9/28/2011 (HS Trust); (v) 596,281 shares of Class B common stock held by the HS Trust which are issuable upon exercise of options exercisable within 60 days of March 31, 2018; and (vi) 45,123 shares of Class A common stock and 120,706 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(8)
Consists of (i) 18,524 shares of Class A common stock held of record by The Andreessen 1996 Living Trust (The Andreessen Living Trust); (ii) 158,868 shares of Class A common stock held of record by the LAMA Community Trust (LAMA); (iii) 103,935 shares of Class A common stock held of record by Andreessen Horowitz Fund III, L.P., as nominee (AH Fund); (iv) 224,239 shares of Class B common stock to be received by AH Fund upon release of such shares from escrow in connection with our acquisition of Oculus VR, Inc. (Oculus); (v) 155,190 shares of Class B common stock to be received by AH Parallel Fund III, L.P., as nominee (AHPF), upon release of such shares from escrow in connection with our acquisition of Oculus; and (vi) 1,997 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018. Mr. Andreessen and JPMorgan Chase Bank, N.A. (successor-in-interest to J.P. Morgan Trust Company, N.A.) are the trustees of The Andreessen Living Trust, and may be deemed to share voting and investment power over the securities held by The Andreessen Living Trust. Mr. Andreessen and Laura Arrillaga-Andreessen are the trustees of LAMA and may be deemed to share voting and investment power over the securities held by LAMA. AH Equity Partners III, L.L.C. (AHEP) is the general partner of AH Fund. Mr. Andreessen is one of the managing members of AHEP and, therefore, may be deemed to share voting and investment power over the securities held by AH Fund. AH Equity Partners III (Parallel), L.L.C. (AHEP (Parallel)) is the general partner of AHPF. Mr. Andreessen is one of the managing members of AHEP (Parallel) and, therefore, may be deemed to share voting and investment power over the securities held by AHPF. The address of The Andreessen Living Trust, LAMA, AH Fund, and AHPF is 2865 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(9)
Consists of (i) 36,206 shares of Class A common stock held of record by Mr. Bowles and (ii) 1,997 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(10)	Consists of 464 shares of Class A common stock issuable to Mr. Chenault upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(11)
Consists of (i) 29,217 shares of Class A common stock held of record by Nicholas S. Hellmann and Susan D. Desmond-Hellmann as the co-trustees of the Hellmann Family Trust and (ii) 1,997 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(12)
Consists of (i) 85,608 shares of Class A common stock held of record by Mr. Hastings; (ii) 47,846 shares of Class A common stock held of record by the Hastings-Quillin Family Trust dated 05/13/1996 (Hastings Trust); and (iii) 1,997 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018. Mr. Hastings is one of the trustees of the Hastings Trust.

(13)
Consists of (i) 4,248,339 shares of Class A common stock held of record by Jan Koum, Trustee of the Butterfly Trust U/A/D 1/20/2004; (ii) 2,242,880 shares of Class A common stock held of record by Jan Koum and BNY Mellon Trust of Delaware, Co-Trustees of the Jan Koum Trust IX U/A/D 4/13/2016; (iii) 5,269,287 shares of Class A common stock held of record by BNY Mellon Trust of Delaware, Trustee of The Jan Koum Family Trust II, U/A/D 2/4/2015; and (iv) 2,485,346 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(14)
Consists of (i) 6,311 shares of Class A common stock held of record by Mr. Thiel; (ii) 53,602 shares of Class A common stock held of record by Rivendell One LLC (Rivendell); (iii) 2,090 shares of Class A common stock held by The Founders Fund II, LP (FFII); (iv) 63 shares of Class A common stock held by The Founders Fund II Entrepreneurs Fund, LP (FFIIEF); (v) 103 shares of Class A common stock held by The Founders Fund II Principals Fund, LP (FFIIPF); (vi) 41,631 shares of Class B common stock to be received by The Founders Fund IV, LP (FFIV) upon release of such shares from escrow in connection with our acquisition of Oculus; (vii) 13,364 shares of Class B common stock to be received by The Founders Fund IV Principals Fund, LP (FFIVPF) upon release of such shares from escrow in connection with our acquisition of Oculus; and (viii) 1,997 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018. Mr. Thiel is the beneficial owner of Rivendell and has voting and investment power over the securities held by Rivendell. Mr. Thiel is one of the managers of the general partner of each of FFII, FFIIEF, FFIIPF, FFIV and FFIVPF, and, therefore, may be deemed to have voting and investment power over the securities held by these entities.

(15)
Consists of (i) 24,034,967 shares of Class A common stock; (ii) 442,039,517 shares of Class B common stock; (iii) 2,631,281 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of March 31, 2018; and (iv) 2,741,635 shares of Class A common stock and 248,558 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(16)
Consists of (i) 42,062,058 shares of Class B common stock held of record by Dustin A. Moskovitz, Trustee of The Dustin A. Moskovitz Trust dated December 27, 2005 (Moskovitz 2005 Trust) and (ii) 6,830,855 shares of Class B common stock held of record by Dustin Moskovitz, Trustee of The Dustin Moskovitz 2008 Annuity Trust dated March 10, 2008 (Moskovitz 2008 Trust). Mr. Moskovitz is trustee, co-trustee or beneficiary of the Moskovitz 2005 Trust and the Moskovitz 2008 Trust. The address of Mr. Moskovitz is 394 Pacific Avenue, 2nd Floor, San Francisco, California 94111. All of the shares held by the Moskovitz 2005 Trust and the Moskovitz 2008 Trust are subject to a voting agreement in favor of Mr. Zuckerberg referred to in footnote (3) above. Mr. Moskovitz did not respond to our request for ownership information with respect to our Class A common stock in connection with the preparation of this proxy statement and we are not affiliated with Mr. Moskovitz or any other person that has access to such ownership information, so this disclosure is based on information obtained from our transfer agent and other information available to us as of March 31, 2018.

(17)
Consists of (i) 6,067,288 shares of Class A common stock and (ii) 47,233,360 shares of Class B common stock held of record by Eduardo Saverin. This does not include information relating to the shares of Class A common stock or Class B common stock over which Mr. Saverin has direct or indirect economic interest but has no voting or investment power. The address of Mr. Saverin is c/o 9 Raffles Place, #42-02 Republic Plaza, Singapore 048619.

(18)
Based on information reported by BlackRock, Inc. on Schedule 13G/A filed with the SEC on February 8, 2018. Of the shares of Class A common stock beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to all shares and sole voting power with respect to 126,832,087 shares. BlackRock, Inc. listed its address as 55 East 52nd Street, New York, New York 10055.

(19)
Based on information reported by FMR LLC on Schedule 13G/A filed with the SEC on February 13, 2018. Of the shares of Class A common stock beneficially owned, FMR LLC reported that it has sole dispositive power with respect to all of the shares and sole voting power with respect to 16,850,651 shares. FMR LLC listed its address as 245 Summer Street, Boston, Massachusetts 02210.

(20)
Based on information reported by The Vanguard Group on Schedule 13G/A filed with the SEC on February 9, 2018. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it has sole dispositive power with respect to 166,025,538 shares, shared dispositive power with respect to 3,820,707 shares, sole voting power with respect to 3,395,732 shares, and shared voting power with respect to 508,875 shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

RELATED PARTY TRANSACTIONS
Since January 1, 2017, aside from the executive officer and director compensation arrangements discussed in "Executive Officers, Directors, and Corporate Governance" and "Executive Compensation" above, we did not have any transactions to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Review, Approval or Ratification of Transactions with Related Parties
We have adopted a related-party transactions policy to comply with Section 404 of the Securities Exchange Act of 1934, as amended, under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by our compensation & governance committee. Any request for us to enter into a transaction with a related party must first be presented to our legal department for review. Our legal department then refers any transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect material interest to our audit committee for review, consideration and approval. If advance approval of a transaction between a related party and our company was not feasible or was not obtained, the transaction must be submitted to the legal department for review as soon as reasonably practicable for determination of whether the transaction constituted a related-party transaction. The legal department then refers such transaction to the audit committee, at which time the audit committee considers whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction.

REPORT OF THE AUDIT COMMITTEE
This report of the audit committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.
The principal purpose of the audit committee is to assist the board of directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The audit committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The audit committee's function is more fully described in its charter.
Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP (EY), our independent registered public accounting firm for 2017, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
The audit committee has reviewed and discussed our audited financial statements for the year ended December 31, 2017 with management and with EY. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2017 (Annual Report).
The audit committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding "Communications with Audit Committees."
The audit committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY's communications with the audit committee concerning independence, and has discussed with EY its independence from us.
Based on the review and discussions described above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report for filing with the SEC.
THE AUDIT COMMITTEE
Marc L. Andreessen
Erskine B. Bowles (Chair)
Susan D. Desmond-Hellmann

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission (SEC) require our directors, executive officers and persons who own more than 10% of our Class A common stock to file reports of their ownership and changes in ownership of our Class A common stock with the SEC. Based solely on our review of the reports filed during 2017 and questionnaires from our directors and executive officers, we determined that no director, executive officer, or beneficial owner of more than 10% of our Class A common stock failed to file a report on a timely basis during 2017.

STOCKHOLDER COMMUNICATIONS
Stockholders may contact our board of directors about bona fide issues or questions about Facebook by sending a letter to the following address: c/o Facebook, Inc., 1601 Willow Road, Menlo Park, California, 94025, Attention: Board of Directors. Each communication should specify the applicable addressee or addressees to be contacted, the general topic of the communication, and the class and number of shares of our stock that are owned of record (if a record holder) or beneficially. If a stockholder wishes to contact the independent members of the board of directors, the stockholder should address such communication to the attention of the Lead Independent Director at the address above. Our legal department will initially receive and process communications before forwarding them to the addressee, and generally will not forward a communication that is unrelated to the duties and responsibilities of the board of directors, including communications the legal department determines to be primarily commercial in nature, related to an improper or irrelevant topic, or a request for general information about the company, its products, or services. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CODE OF CONDUCT
We have adopted a Code of Conduct that applies to members of our board of directors, our executive officers, employees, contractors, consultants, and others working on our behalf. The Code of Conduct is available on our website at http://investor.fb.com/governance.cfm. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Conduct by posting such information on our website at the address specified above.

PROPOSAL ONE:

ELECTION OF DIRECTORS
The following individuals, all of whom are currently serving on our board of directors, are nominated for election this year:

•	Marc L. Andreessen

•	Erskine B. Bowles

•	Kenneth I. Chenault

•	Susan D. Desmond-Hellmann

•	Reed Hastings

•	Jan Koum

•	Sheryl K. Sandberg

•	Peter A. Thiel

•	Mark Zuckerberg
Directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock present in person or represented by proxy at the 2018 Annual Meeting of Stockholders and entitled to vote on the election of directors, which means that the nine nominees receiving the highest number of affirmative votes will be elected. If elected, each of these individuals will serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board of directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director. Mr. Bowles previously reached our mandatory retirement age of 70. However, in accordance with our corporate governance guidelines, our board of directors has granted a waiver to allow Mr. Bowles to be nominated for election to the board of directors at the Annual Meeting.
Unless otherwise provided by law, any vacancy on the board of directors, including a vacancy created by an increase in the authorized number of directors, may be filled by the stockholders, by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
The relevant experiences, qualifications, attributes, or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described in the section entitled "Executive Officers, Directors, and Corporate Governance."
The board of directors recommends a vote FOR the election of each of the nominated directors.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has selected Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2018, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young LLP has been engaged as our independent registered public accounting firm since 2007. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 will be determined by the vote of a majority of the voting power of the shares present or represented at the 2018 Annual Meeting of Stockholders (Annual Meeting) and voting affirmatively or negatively on the proposal. In the event of a negative vote on such ratification, the audit committee will reconsider its appointment. We expect representatives of Ernst & Young LLP to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Audit and Related Fees
The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the years ended December 31, 2017 and 2016 (in thousands):

	2017	2016
Audit fees(1)	$8,194	$7,629
Audit-related fees(2)	534	436
Tax fees(3)	6,664	6,305
All other fees(4)	143	130
Total fees	$15,535	$14,500
_________________________________
(1) Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (ii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iii) accounting consultations.
(2) Audit-related fees consist of attest services related to information systems.
(3) Tax fees in 2017 include $4.3 million for tax compliance projects and $2.4 million for tax advisory projects. Tax fees in 2016 include $3.1 million for tax compliance projects and $3.2 million for tax advisory projects.
(4) All other fees consist of fees for services other than the services reported in audit fees, audit-related fees, and tax fees.
The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services, and other services. The audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.
All of the services of Ernst & Young LLP for 2017 and 2016 described above were pre-approved by the audit committee.
The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

STOCKHOLDER PROPOSALS
Proposals Three through Eight (the Stockholder Proposals) are proposals we received from our stockholders. If the proponents of these proposals, or representatives who are qualified under state law, are present at our Annual Meeting and submit the proposals for a vote, then the proposals will be voted upon. The Stockholder Proposals, including any supporting statements, are included exactly as submitted to us by the proponents of these proposals. The board of directors’ recommendation on each proposal is presented immediately following our opposing statement to the proposal.

SEC rules require that we provide the proponents with a copy of our opposing statement to their proposal at least 30 days prior to filing definitive copies of our proxy statement and form of proxy with the SEC. Accordingly, we provided the proponents with copies of our opposing statements prior to March 14, 2018.

We will promptly provide you with the name, address, and, to our knowledge, the number of voting securities held by the proponents of the Stockholder Proposals, upon receiving a written or oral request directed to: Facebook, Inc., 1601 Willow Road, Menlo Park, California 94025, Attention: Corporate Secretary.

PROPOSAL THREE:
STOCKHOLDER PROPOSAL REGARDING CHANGE IN STOCKHOLDER VOTING
Give Each Share an Equal Vote
RESOLVED:
Shareholders request that our Board take all practicable steps in its control toward initiating and adopting a recapitalization plan for all outstanding stock to have one vote per share. This would include efforts at the earliest practicable time toward encouragement and negotiation with Class B shareholders to request that they relinquish, for the common good of all shareholders, any preexisting disproportionate rights. This is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts.
SUPPORTING STATEMENT:
By allowing certain stock to have more voting power than others, our company takes our public shareholder money but does not let us have an equal voice in our company’s management. Facebook founder Mark Zuckerberg personally controls the firm with over 51% of the vote, though he owns only 14% of the economic value of the firm.
Without a voice, shareholders cannot hold management accountable. This was apparent in the 2016 vote to approve a non‐voting class of stock which has been described as a move that specifically sought to ensure that Mr. Zuckerberg retained control of our Company. Despite that almost 1.5 billion shares of stock voted AGAINST the creation of the non‐voting class in 2016, Mr. Zuckerberg’s voting power alone was able to vote in the creation of the class. In fact, only threat of a lawsuit "by shareholders who claimed that conflicts of interest and other behind‐the‐scenes discussions tainted a board decision to approve the creation of a new class of shares" was able to incite a recent reversal of the restructuring plan.
Independent analysts appear to agree with our concerns. Facebook, Inc.’s ISS Governance QualityScore as of December 1, 2017 is 10 (its highest risk category), including a pillar score of 10 for Board and 9 for Shareholder Rights indicating a relatively higher governance risk.
Our company’s own 10-K describes the risk of the current share system: "Mark Zuckerberg . . . is able to exercise voting rights with respect to a majority of the voting power of our outstanding capital stock and therefore has the ability to control the outcome of matters submitted to our stockholders for approval . . . this concentrated control could result in the consummation of such a transaction that our other stockholders do not support."
We urge shareholders to vote FOR a recapitalization plan for all outstanding stock to have one vote per share.

FACEBOOK OPPOSING STATEMENT
We are focused on our mission of giving people the power to build community and bring the world closer together. If we focus on this mission and build useful and engaging products and services, we believe we will create the most value for our stockholders over the long term. Our board of directors believes that our capital structure contributes to our stability and insulates our board of directors and management from short-term pressures, which allows them to focus on our mission and long-term success.

We believe that our success is due in large part to the leadership of our founder and CEO, Mark Zuckerberg, whose vision has guided us from our inception. Mr. Zuckerberg is invested in our long-term success, and under his guidance we have established a track record of creating value for our stockholders. Our board of directors believes that Mr. Zuckerberg has been, and will continue to be, a crucial part of our long-term success.

Each of the non-employee members of our board of directors is independent under applicable SEC and Nasdaq rules, and each of the committees of our board of directors is comprised entirely of independent directors. In addition, Dr. Susan D. Desmond-Hellmann serves as our Lead Independent Director. We believe the independent members of our board of directors provide valuable guidance to management, including Mr. Zuckerberg, and are critical to our long-term success.

The dual class capital structure with two classes of common stock (Class A common stock with one vote per share and Class B common stock with ten votes per share) was implemented in 2009, well before our initial public offering, and all of our investors who purchased shares of our Class A common stock in our initial public offering and after were aware of our capital structure, which is disclosed in detail in our public filings with the SEC.

In addition, our stockholders rejected a substantially similar proposal at each of our last four annual meetings of our stockholders.

We believe that our capital structure is in the best interests of our stockholders and that our current corporate governance structure is sound and effective. Therefore, our board of directors recommends that our stockholders vote against this proposal.
The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL FOUR:
STOCKHOLDER PROPOSAL REGARDING A RISK OVERSIGHT COMMITTEE
Resolved: Shareholders request Facebook’s Board issue a report discussing the merits of establishing a Risk Oversight Board Committee (at reasonable cost, within a reasonable time, and omit confidential and proprietary information).
Supporting Statement:
According to an article published by The Conference Board in the Harvard Law School Forum on Corporate Governance and Financial Regulation:
A risk committee fosters an integrated, enterprise-wide approach to identifying and managing risk and provides an impetus toward improving the quality of risk reporting and monitoring, both for management and the board. This approach can assist the board in focusing on the "big picture." A risk committee can also provide greater support for company executives who are given broad risk management responsibilities, resulting in a stronger focus at the board level on the adequacy of resources allocated to risk management. Finally, it allows the audit committee and other board committees to focus on their respective core responsibilities.
Facebook’s technological advances and scale appear to be significantly challenging the ability to understand its impact on society and may be creating numerous financial risks which could present material challenges to the company and its shareholders. Events illustrating this include, to name just a few:

•	Research linking Facebook to depression and other mental health issues;

•	Since 2011, Facebook has been operating under a 20 year Federal Trade Commission settlement agreement regarding user privacy practices;

•	Investigations into Russian meddling in U.S. elections and its role in proliferating "fake news";

•	Media coverage which demonstrated that its systems enabled advertisers to target users with offensive terms and other unintended consequences of its products;

•	Concerns over censorship in Myanmar and India;

•	Growing public and policy attention to the anti-competitive implications of platform monopolies;

•	Smugglers reportedly using Facebook to broadcast the abuse and torture of migrants to extort ransom money from their families;

•	Criticism from the Congressional Black Caucus over diversity and race relations; and

•	The purported use of Facebook as a platform to incite terrorism.
Each of these individual cases may be addressable in a "whack-a-mole" fashion. However, they illustrate the growing concern that Facebook’s Board lacks a strategic approach to risk. Unintended consequences seem to emerge daily, and indicate that the Board needs to have strong governance and risk oversight mechanisms to address these challenges and provide a "big picture" perspective.
Facebook’s Board has chosen not to establish a separate Risk Oversight Committee. Instead, according to Facebook’s Audit Committee Charter, the Audit Committee, "will discuss with the Company’s management the Company’s major financial risk and enterprise exposures and the steps management has taken to monitor and control such exposures, including the Company’s procedures and any related policies with respect to risk assessment and risk management." This is standard boilerplate language, which does not capture the particular challenges faced by Facebook.
Given the importance of better Board risk oversight, we believe the Board should establish a separate Risk Oversight Committee, especially given the numerous other and important responsibilities of the Audit Committee.

FACEBOOK OPPOSING STATEMENT
We believe that a thorough and strategic approach to risk oversight is critical to our company and that our current approach to risk oversight ensures that we identify, evaluate, and address our unique risks while providing a "big picture" perspective through regular engagement with key members of management and appropriate delegation to our current board committees.

Our board of directors as a whole has responsibility for overseeing our risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by regular reports from our management team, including senior personnel that lead a variety of functions across the business, and from our internal audit department, as well as input from external advisors, as appropriate. These reports are designed to provide timely visibility to the board of directors and its committees about the identification and assessment of key risks, our risk mitigation strategies, and ongoing developments.

The full board of directors has primary responsibility for evaluating strategic and operational risk management, and for CEO succession planning. Our audit committee has the responsibility for overseeing our major financial, legal, and regulatory risk exposures, which span a variety of areas including litigation, regulatory compliance, reputational and policy matters, platform integrity efforts, financial reporting, cybersecurity, and international operations. Our audit committee also oversees the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk and related compliance efforts. Finally, our audit committee oversees our internal audit function. Our compensation & governance committee evaluates risks arising from our corporate governance and compensation policies and practices.

Despite the proponent’s suggestion to the contrary, our board of directors and committees currently spend a significant amount of time on matters relating to risk oversight as part of their existing duties. In particular, our audit committee focuses on many of the matters noted in the proponent’s proposal. We believe that our board and committees have sufficient time and resources to address risk oversight matters along with their other responsibilities and that, given the size of our board of directors, it is inefficient to establish a separate risk oversight committee that would likely be comprised of some or all of the same directors that are already overseeing these matters.
The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL FIVE:
STOCKHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTE
RESOLVED, Facebook, Inc. (FB) shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is important that our company take each step necessary to adopt this proposal topic. It is also important that our company take each step necessary to avoid a failed vote on this proposal topic.
Supporting Statement: Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School (https://papers.ssrn.com/sol3/papers.cfm?abstract_id=593423).
Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management. The majority of S&P 500 and S&P 1500 companies have no supermajority voting requirements. Additionally, unlike the majority of S&P 500 and S&P 1500 companies, our shareholders cannot call special meetings.
This proposal topic won from 74% to 99% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill, Macy’s, Ferro Arconic, and Cognizant Technology Solutions. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our corporate governance.
Please vote to enhance shareholder value:
Simple Majority Vote — Proposal 5

FACEBOOK OPPOSING STATEMENT

We are focused on our mission of giving people the power to build community and bring the world closer together. If we focus on this mission and build useful and engaging products and services, we believe we will create the most value for our stockholders over the long term. Our board of directors believes that our capital and corporate governance structure contributes to our stability and insulates our board of directors and management from short-term pressures, which allows them to focus on our mission and long-term success.

Under our restated certificate of incorporation, approval of most matters submitted to a vote of our stockholders requires the vote of a majority of the voting power of the shares of our capital stock present at the meeting and entitled to vote. In fact, neither our restated certificate of incorporation nor our amended and restated bylaws currently impose a supermajority voting requirement.

Supermajority voting requirements relating to a few fundamental elements of our corporate governance are triggered only if and when the number of outstanding shares of Class B common stock represent less than a majority of the total voting power. In that limited circumstance, the affirmative vote of two-thirds of the voting power is required for stockholders to amend or repeal our amended and restated bylaws or certain provisions of our restated certificate of incorporation.

In the event that these limited provisions are invoked, we believe that they are in the best interests of stockholders. We believe these provisions enable us to maximize value to our stockholders over the long-term, rather than optimizing for short-term profitability or other objectives that could jeopardize long-term success. In addition, these provisions have the effect of deterring hostile takeovers of our company that may not be in the best interests of the company and its stockholders.

Furthermore, these provisions in our restated certificate of incorporation and our amended and restated bylaws were implemented before our initial public offering, and all of our investors who purchased shares of our Class A common stock in our initial public offering and after were aware of our capital and corporate governance structure, which are disclosed in detail in our public filings with the SEC.

We believe that our capital structure is in the best interests of our stockholders and that our current corporate governance structure is sound and effective. Therefore, our board of directors recommends that our stockholders vote against this proposal.
The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL SIX:
STOCKHOLDER PROPOSAL REGARDING A CONTENT GOVERNANCE REPORT
Report on Content Governance
WHEREAS: With more than 2 billion users, Facebook faces global controversy about Russia’s reported election interference during the 2016 United States presidential election; rules that fail to distinguish hate speech from legitimate political expression, leading to the removal of legitimate user accounts; and the dissemination of violence through Facebook Live, broadcasting dozens of murders, suicides, and beatings.
Shareholders are concerned that Facebook’s failure to have proactively addressed these issues poses significant regulatory, legal, and reputational risks to shareholder value.
We believe Facebook has an obligation to demonstrate how it manages content to prevent violations of its terms of service. Yet, disclosures have been inadequate. Content policies appear reactive, not proactive. As such, Facebook is embroiled in a string of controversies that have demonstrated the broad potential for misuse of its platform to spread lies, propaganda, and hate.
In May 2017, Elle outlined how the company’s online platform perpetuates sexual harassment in an article entitled, "Why Facebook’s Harassment Policies Fail to Protect Women." In September 2017, it was reported that Facebook enabled advertisers to seek out self-described anti-Semites. Within days, Facebook worked to block such targeted advertising. But only when confronted with a Congressional investigation did Facebook agree to address vulnerabilities that can be exploited for election interference and to make political ads more transparent.
In Europe, Germany enacted a law with fines of up to 50 million euros if social media platforms do not promptly remove posts containing unlawful content including hate speech. In May 2017, a U.K. parliamentary committee accused Facebook and other companies of "prioritizing profit over safety by continuing to host unlawful content." The U.K. government is considering regulating Facebook as a news organization.
Advertisers have raised alarms about fake user accounts. Some companies have reduced expenditures on digital advertising.
While Facebook has attempted to address these controversies, senior company personnel acknowledge ongoing challenges. Mark Zuckerberg, in a February 2017 letter, said, "In the last year, the complexity of the issues we’ve seen has outstripped our existing processes for governing the community."
RESOLVED: Shareholders request Facebook issue a report to shareholders, at reasonable cost, omitting proprietary or legally privileged information, reviewing the efficacy of its enforcement of its terms of service related to content policies and assessing the risks posed by content management controversies (including election interference, fake news, hate speech, sexual harassment, and violence) to the company’s finances, operations and reputation.
SUPPORTING STATEMENT: Proponents recommend the report include an assessment of the scope of platform abuses and address related ethical concerns.

FACEBOOK OPPOSING STATEMENT
Our mission is to give people the power to build community and bring the world closer together. Every day, people come to Facebook to share their stories, see the world through the eyes of others and connect with friends and causes. Our Community Standards help us ensure people feel safe when using Facebook. We publicize these standards to help people understand what type of sharing is allowed on Facebook, and what type of content may be reported to us and removed.
We have significantly increased transparency around our policies by communicating updates and improvements to our Community Standards in our Newsroom, which can be found at https://newsroom.fb.com. For example, in April 2017, we announced an improvement to the way we enforce our policy against non-consensual intimate images. Additionally, in November 2017, we announced improvements to the way we get help to people who may be expressing thoughts of suicide on Facebook. This announcement followed new suicide prevention tools we announced earlier in 2017.
In 2017, we launched our Hard Questions blog to further enhance transparency and provide detail on how we address complex issues facing our platform (https://newsroom.fb.com/news/category/hard-questions/). Past posts have covered how we counter terrorism, hate speech, and the Russian ads we shared with Congress. We continue to invite questions on topics we should address via hardquestions@fb.com.
We also release a twice-annual Transparency Report with information on government requests for account data, content restrictions based on local law, and information about internet disruptions (https://transparency.facebook.com/). In December 2017, we expanded the report to include data regarding reports from rights holders related to intellectual property.
We have also significantly enhanced transparency around ads. In October 2017, we announced that we will add a feature that will allow people to view all ads a Page is running on Facebook, Instagram and Messenger, whether or not the viewer is in the target audience. We also announced that we will require more thorough documentation from advertisers who want to run election-related ads.
Finally, we regularly disclose risks and developments relating to content management matters in our financial reporting and filings with the SEC, including in the "Risk Factors" section of our quarterly and annual reports filed with the SEC.
Given the breadth of our previous disclosures concerning our content policies, and our intent to continue to provide transparency around our policies, our board of directors believes that the preparation of the report contemplated by this proposal is unnecessary and not beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.
The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL SEVEN:
STOCKHOLDER PROPOSAL REGARDING MEDIAN PAY BY GENDER
Gender Pay Equity
Whereas:
The median income for women working full time in the United States is reported to be 80 percent of that of their male counterparts. This 10,470 dollar disparity can add up to nearly half a million dollars over a career. The gap for African America and Latina women is 60 percent and 55 percent respectively. At the current rate, women will not reach pay parity until 2059. The World Economic Forum estimates the gender pay gap costs the economy 1.2 trillion dollars annually.
Payscale reports a 16.2 percent mean pay gap at Facebook, nearly 18,000 dollars. Glassdoor finds an unexplained 5.9 percent gender pay gap in the technology industry after statistical controls, noting "many tech jobs top the list for largest gender pay gaps." Robeco Sam finds a 10 percent pay gap for managers at software companies and a lower retention rate for female managers than male managers.
In the tech industry, McKinsey & Co. reports only 36 percent of women hold entry level positions and female representation declines as job title advances, with only 17 percent in C suite positions.
At Facebook, approximately 35 percent of our Company’s employees are women, and women account for only 28 percent of our firm’s leadership.
Mercer finds managing pay equity "is associated with higher current female representation at the professional through executive levels and a faster trajectory to improved representation."
Research from Morgan Stanley, McKinsey, and Robeco Sam suggests more gender diverse leadership leads to superior stock price performance and return on equity. McKinsey states, "the business case for the advancement and promotion of women is compelling." Best practices include "tracking and eliminating gender pay gaps." 63 percent of companies report tracking gaps. Our Company does not report its gap.
Regulatory risk exists as the Paycheck Fairness Act pends before Congress. California, Massachusetts, New York, and Maryland have passed the strongest equal pay legislation to date. Companies with United Kingdom operations will be required to publish their United Kingdom gender pay numbers by 2018.
The Congressional Joint Economic Committee reports 40 percent of the wage gap may be attributed to discrimination.
S&P 500 and technology peers including Intel, Apple, Expedia, Adobe, Amazon, Microsoft, Google, and eBay have publically reported and committed to gender pay equity.
Resolved: Shareholders request our Company prepare a report, omitting proprietary information, above and beyond litigation strategy or legal compliance, and prepared at reasonable cost, on the Company’s policies and goals to reduce the gender pay gap.
The gender pay gap is defined as the difference between male and female median earnings expressed as a percentage of male earnings (Organization for Economic Cooperation and Development).
Supporting Statement: A report adequate for investors to assess company strategy and performance would include the percentage pay gap between male and female employees across race and ethnicity, including base, bonus and equity compensation, methodology used, and quantitative reduction targets.

FACEBOOK OPPOSING STATEMENT
Diversity is core to our business at Facebook. It enables us to build better products, make better decisions and serve our clients better. We are committed to building a more diverse workforce, and we believe gender diversity is central to that mission.
The gender pay gap, looking at median pay, compares the average pay between all men and all women in an organization. Looking at average pay means that the gender pay gap measures representation of men and women. It is different from equal pay, which means paying men and women the same for the same work.
At Facebook, we have been reviewing compensation for fairness and to ensure pay equity for many years. We complete thorough statistical analyses to compare the compensation of men and women performing similar work, and at Facebook, men and women earn the same. We share this publicly each year (https://www.facebook.com/lori/posts/10101565060418174).
Like many other companies in our industry, we have more men than women working at Facebook. This is particularly evident in technical roles, which tend to attract higher pay due to demand, and at senior levels. We have a long way to go, and we believe it is important to be open about it. We hold ourselves accountable by publicly releasing a diversity report each year. Beginning in 2014, we committed to publishing our global gender diversity and U.S. ethnic diversity workforce data annually, which for 2017 can be found at https://newsroom.fb.com/news/2017/08/facebook-diversity-update-building-a-more-diverse-inclusive-workforce/.
To support our goals of diversifying our workforce, we continue to grow the capacity of our recruiting team and create and expand internship programs for women and minorities. Over 500 students have graduated from Facebook University (FBU), our training program for college freshmen from underrepresented groups who demonstrate interest in STEM/CS. Many have returned to Facebook for internships and full-time jobs. In 2015, we publicly rolled out our comprehensive "managing bias training," (http://managingbias.fb.com/). We have since added two new internal programs: Managing Inclusion, which trains managers to understand the issues that affect marginalized communities, and Be The Ally, which gives everyone at Facebook the common language, tools and space to practice supporting others. Finally, we globally rolled out our Diverse Slate Approach (DSA), which sets the expectation that hiring managers will consider candidates from underrepresented backgrounds when interviewing for an open position.
We believe retention is just as crucial as recruiting, which is why we invest in our thriving Facebook Resource Groups, and host annual leadership days. Women's Leadership Day is a full day of programming for all women employees at Facebook, and designed to empower, inspire and give people the tools to lead with confidence. The success of Women’s Leadership Day has inspired us to host Black Leadership Day, Latin Leadership Day and Pride Leadership Day.
We are also working towards a more diverse tech workforce overall. In partnership with LeanIn.Org, LinkedIn, and the Anita Borg Institute, we launched Computer Science & Engineering (CS&E) Lean In Circles to bring together small groups of women to support one another as they pursue careers in computer science and engineering. We now have 296 circles on university campuses around the world and about 700 Lean IN-terns from 200 companies and 173 schools across the world. Additionally, we are creating opportunities for women and underrepresented minorities to enter and stay in tech through programs like TechPrep, a resource available in English and Spanish for parents, guardians and anyone who wants to learn about computer science and engineering, and TechStart, a partnership with public high schools to connect students to the world of technology. Finally, in 2016, we announced a $15 million commitment to Code.org over the next five years. This commitment will help Code.org drive the development of curricula, public school teacher-training and student skills-building, particularly among traditionally underrepresented populations in engineering and computer science.
In addition, our stockholders rejected similar proposals at our annual meeting of stockholders in both 2016 and 2017.
Given our ongoing compensation practices and diversity efforts, and that we have previously shared that we have pay parity, our board of directors believes that the preparation of the report contemplated by this proposal is unnecessary and not beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.
The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL EIGHT:
STOCKHOLDER PROPOSAL REGARDING TAX PRINCIPLES
RESPONSIBLE TAX PRINCIPLES
RESOLVED that shareholders of Facebook, Inc. ("Facebook") ask the Board of Directors to respond to rising public pressure to limit offshore tax avoidance strategies by adopting and disclosing to shareholders a set of principles to guide Facebook’s tax practices. For purposes of this Proposal, "offshore tax avoidance strategies" are transactions or arrangements that exploit differential tax treatment of financial instruments, asset transfers or entities by taxing jurisdictions to reduce a company’s effective tax rate.
The principles should state that Facebook’s board will:

•	Consider the impact of Facebook’s global tax strategies on local economies and government services that benefit Facebook;

•	Ensure that Facebook seeks to pay tax where value is created;

•	Periodically assess the reputational consequences, including views of customers, shareholders and employees, of engaging in practices deemed to be "tax avoidance" by such stakeholders; and

•	Annually review Facebook’s tax strategies and assess the alignment between the use of such strategies and Facebook’s stated values or goals regarding sustainability.

SUPPORTING STATEMENT
Corporations have paid a dwindling share of U.S. federal taxes over the last 65 years, from 32% in 1952 to only 10.6% in 2015. (https://www.theatlantic.com/business/archive/2016/04/corporate-tax-avoidance/478293/) Some multinational corporations minimize tax liability by shifting profits to subsidiaries domiciled in lower-tax jurisdictions through asset sales, loans and similar arrangements. Economist Gabriel Zucman claims the U.S. government loses almost $70 billion annually in tax revenue when corporations shift profits to tax havens. (https://www.nytimes.com/interactive/2017/11/10/opinion/gabriel-zucman-paradise-papers-tax-evasion.html?_r=0)
Governments are responding. The Stop Tax Haven Abuse Act, introduced in the House in 2017, would eliminate certain strategies and impose additional reporting requirements. (https://www.congress.gov/bill/115th-congress/house-bill/1932) Members of the Organization for Economic Cooperation and Development and the G20 nations have agreed on a comprehensive package of measures to combat multinational tax avoidance. (See https://www.oecd.org/ctp/beps-explanatory-statement-2015.pdf)
Tax avoidance poses substantial financial and reputational risks for Facebook. Recently, Facebook’s own maneuvers have been scrutinized. In October 2017, the press reported that Facebook UK paid only 5.1 million British pounds in tax in 2016, despite a fourfold increase in revenues. (https://www.theguardian.com/technology/2017/oct/04/facebook-uk-corporation-tax-profit; https://www.ft.com/content/67f9c34e-a909-11e7-93c5-648314d2c72c) Facebook disclosed in its 10-K filed in 2017 that it had received a notice of deficiency from the Internal Revenue Service related to transfer pricing with foreign subsidiaries in 2010, and that the IRS has indicated that it will apply its position to later years, resulting in Facebook potentially owing an additional $3 to 5 billion, plus interest and penalties.
More generally, tax avoidance by corporations significantly affects public finances, which in turn can jeopardize key government services. Public opinion on offshore tax avoidance is decidedly negative. A June 2017 Hart poll found that "end[ing] tax breaks for corporations that stash their profits offshore" was the most important of 16 tax reform goals. (https://americansfortaxfairness.org/wp-content/uploads/ATF-Poll-TOPLINES.pdf)
The proposed Principles will help ensure that Facebook’s board is fully informed regarding the impacts of offshore tax avoidance strategies and considers them when exercising its oversight responsibilities. We urge shareholders to vote for this Proposal.

FACEBOOK OPPOSING STATEMENT
As a company operating in more than 30 countries globally, we are subject to various differing tax regimes at the local, state, and national levels. Broadly, our approach to tax is to ensure that we comply with all applicable tax laws and ensure the payment of all taxes as required by law. While our board of directors and audit committee exercise oversight with respect to our tax compliance and risk management, our tax policies and practices involve highly complex and technical matters requiring detailed input and analysis from our management in consultation with external advisors.
Day-to-day management of our tax policies and practices is guided by members of our management with expertise in both applicable tax laws and regulations as well as the company’s business operations. Accordingly, we believe that it is appropriate for management to have the flexibility to oversee and adapt our tax policies and practices as necessary in light of both regulatory and business developments. In addition, we currently make a number of public disclosures relating to our approach to tax compliance and risk. Key tax risks are described in our filings with the SEC, including in the "Risk Factors" section of our quarterly and annual reports filed with the SEC.
We are already taking proactive steps to change our tax policies to increase transparency. In December 2017, we announced that we plan to move to a local selling model in all countries where we have an office to support sales to local advertisers. We are making this proactive global change to provide more transparency to governments and policymakers around the world who have called for greater visibility over the revenue associated with locally supported sales in their countries.
In addition, the United States enacted comprehensive tax reform in December 2017, which we expect will influence global tax policy discussions and impact existing international tax rules. Issues outlined in this proposal may change as a result of U.S. tax reform and subsequent international rulemakings.
Because we continuously assess our tax policies and practices in light of the changing regulatory landscape and developments in our business, and provide disclosure concerning our tax policies and risks, we believe that this proposal is not necessary and would not be beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.
The board of directors recommends a vote AGAINST the stockholder proposal.

OTHER BUSINESS
The board of directors does not presently intend to bring any other business before the 2018 Annual Meeting of Stockholders (Annual Meeting), and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Whether or not you expect to attend the Annual Meeting, please vote via the Internet or by telephone, or, if you requested to receive printed proxy materials, please complete, date, sign, and promptly return the accompanying proxy in the enclosed postage paid envelope, so that your shares may be represented at the Annual Meeting.

FACEBOOK, INC.
1601 WILLOW ROAD
MENLO PARK, CA 94025

SCAN TO VIEW MATERIALS & VOTE

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45346-P00435

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FACEBOOK, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Marc L. Andreessen
02) Erskine B. Bowles
03) Kenneth I. Chenault
04) Susan D. Desmond-Hellmann
05) Reed Hastings
06) Jan Koum
07) Sheryl K. Sandberg
08) Peter A. Thiel
09) Mark Zuckerberg

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as Facebook, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:

	For	Against	Abstain
3. A stockholder proposal regarding change in stockholder voting.	☐	☐	☐
4. A stockholder proposal regarding a risk oversight committee.	☐	☐	☐
5. A stockholder proposal regarding simple majority vote.	☐	☐	☐
6. A stockholder proposal regarding a content governance report.	☐	☐	☐
7. A stockholder proposal regarding median pay by gender.	☐	☐	☐
8. A stockholder proposal regarding tax principles.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E45347-P00435

FACEBOOK, INC.
Annual Meeting of Stockholders
May 31, 2018 11:00 a.m. Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints David M. Wehner and Colin S. Stretch, and each of them, as proxy holders with full power of substitution and authority to act in the absence of the other, each to vote with respect to shares of the Company's capital stock for which proxies will be solicited for use in connection with the Annual Meeting of Stockholders, to be held on May 31, 2018 at the Hotel Nia located at 200 Independence Drive, Menlo Park, California 94025, beginning at 11:00 a.m. Pacific Time, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side